UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM T-3

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

CBL & Associates HoldCo II, LLC

(Issuer)

(Name of Applicants)*

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN 37421-6000

(Address of principal executive offices)

Securities to be Issued under the Indentures to be Qualified

Title of Class	Amount
10.0% Senior Secured Notes due 2029	$455,000,000
7.0% Exchangeable Senior Secured Notes due 2028	$150,000,000

Approximate date of proposed public offering: On the Plan Effective Date under the Plan (as defined herein) or as soon as practicable thereafter.

Name and registered address of agent for service:

Jeffery V. Curry

Chief Legal Officer

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN 37421

(423) 490-8642

With a copy to:

Heather Emmel

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

The Applicants hereby amend this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this Application for Qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), may determine upon the written request of the Applicants.

*	The Guarantors listed on the following pages under “General Information” are also included in this Application as Applicants.

GENERAL

1.	General Information.

A. Initial Parties. CBL & Associates HoldCo II, LLC (the “Company”) is a Delaware limited liability company formed in 2021. The guarantors identified below (the “Initial Guarantors”) were identified in the Form T-3 filed by the Company on May 27, 2021 (the “Initial Filing”) and the Amendment No. 1 to Form T-3 filed by the Company on October 21, 2021 (the “First Supplemental Filing”). The Initial Guarantors have the following forms of organization and jurisdictions of formation or incorporation. This information was included in the Initial Filing and the First Supplemental Filing and is restated here.

Guarantor	Form	Jurisdiction
Alamance Crossing, LLC	Limited Liability Company	North Carolina

CBL & Associates Limited Partnership	Limited Partnership	Delaware

CBL & Associates Management, Inc.	Corporation	Delaware

CBL & Associates Properties, Inc.	Corporation which has elected to be treated as a Real Estate Investment Trust	Delaware

CBL Ambassador Member, LLC	Limited Liability Company	Louisiana

CBL BI Developments II Member, LLC	Limited Liability Company	Tennessee

CBL BI Developments Member, LLC	Limited Liability Company	Tennessee

CBL Brookfield Sears & Street Shops HoldCo, LLC*	Limited Liability Company	Wisconsin

CBL Center HoldCo, LLC*	Limited Liability Company	Delaware

CBL Eagle Point Member, LLC	Limited Liability Company	Delaware

CBL El Paso Member, LLC	Limited Liability Company	Delaware

CBL El Paso Outparcel Member, LLC	Limited Liability Company	Texas

CBL Fremaux Member, LLC	Limited Liability Company	Delaware

CBL Gettysburg Member, LLC	Limited Liability Company	Delaware

CBL HP Hotel Member, LLC	Limited Liability Company	Tennessee

CBL Jarnigan HoldCo, LLC*	Limited Liability Company	Delaware

CBL Laredo Member, LLC	Limited Liability Company	Texas

CBL Lebcon HoldCo, LLC*	Limited Liability Company	Tennessee

CBL Lebcon HoldCo LP, LLC*	Limited Liability Company	Delaware

CBL Lebcon I HoldCo, LLC*	Limited Liability Company	Tennessee

CBL Lebcon I HoldCo LP, LLC*	Limited Liability Company	Delaware

CBL Louisville Member, LLC	Limited Liability Company	Kentucky

CBL Louisville Outparcel Member, LLC	Limited Liability Company	Kentucky

CBL Management HoldCo, LLC*	Limited Liability Company	Delaware

CBL Outparcel HoldCo, LLC*	Limited Liability Company	Delaware

CBL Statesboro Member, LLC	Limited Liability Company	Georgia

CBL Terrace HoldCo, LLC*	Limited Liability Company	Delaware

CBL Woodstock Member, LLC	Limited Liability Company	Georgia

CBL Woodstock Outparcel Member, LLC	Limited Liability Company	Georgia

CBL/GP V, Inc.	Corporation	Tennessee

CBL/Kentucky Oaks, LLC	Limited Liability Company	Delaware

CBL/MSC II, LLC	Limited Liability Company	South Carolina

CBL/MSC, LLC	Limited Liability Company	South Carolina

CBL/Parkdale Crossing, L.P.	Limited Partnership	Texas

CBL/Penn Investments, LLC	Limited Liability Company	Delaware

CBL/York Town Center GP, LLC	Limited Liability Company	Delaware

CBL/York Town Center, LLC**	Limited Liability Company	Delaware

CBL-TRS Member I, LLC**	Limited Liability Company	Delaware

CBL-D’Iberville Member, LLC	Limited Liability Company	Mississippi

Cross Creek Mall, LLC	Limited Liability Company	North Carolina

CW Joint Venture, LLC	Limited Liability Company	Delaware

Development Options, Inc.	Corporation	Wyoming

Hammock Landing/West Melbourne, LLC	Limited Liability Company	Florida

Henderson Square Limited Partnership	Limited Partnership	North Carolina

Jefferson Mall Company II, LLC	Limited Liability Company	Delaware

Lexington Joint Venture	General Partnership	Ohio

Montgomery Partners, L.P.	Limited Partnership	Tennessee

North Charleston Joint Venture II, LLC	Limited Liability Company	Delaware

Oak Park Holding I, LLC	Limited Liability Company	Kansas

Parkdale Mall, LLC	Limited Liability Company	Texas

Port Orange Holdings II, LLC**	Limited Liability Company	Florida

Southpark Mall, LLC	Limited Liability Company	Virginia

The Galleria Associates, L.P.	Limited Partnership	Tennessee

The Pavilion at Port Orange, LLC	Limited Liability Company	Florida

Volusia Mall Member SPE, LLC**	Limited Liability Company	Delaware

WestGate Mall II, LLC	Limited Liability Company	Delaware

*

These entities were included in the Initial Filing, but they were not yet formed and therefore could not yet obtain a FEIN or CIK code (both of which are necessary to file the Application). These entities are now formed and therefore were included as filers for the First Supplemental Filing to Application.

**

These entities were included in the Initial Filing but they did not yet have an individual FEIN or CIK code (both of which are necessary to file the Application). These entities have now been assigned a FEIN and CIK code and therefore were included as filers for the First Supplemental Filing to Application.

B. Additional Guarantors. The guarantors identified below (the “Additional Guarantors” and, together with the Initial Guarantors, the Guarantors”, and the Guarantors, together with the Company, the “Applicants”) are in addition to the Initial Guarantors identified in the Initial Filing and were included in the First Supplemental Filing. These Additional Guarantors have the following forms of organization and jurisdictions of formation or incorporation.

Guarantor	Form	Jurisdiction
Arbor Place Limited Partnership	Limited Partnership	Georgia

Asheville, LLC	Limited Liability Company	North Carolina

Brookfield Square Joint Venture	General Partnership	Ohio

CBL CoolSprings Crossing HoldCo GP, LLC	Limited Liability Company	Tennessee

CBL/Brookfield I, LLC	Limited Liability Company	Delaware

CBL/Brookfield II, LLC	Limited Liability Company	Delaware

CBL/Eastgate I, LLC	Limited Liability Company	Delaware

CBL/Eastgate II, LLC	Limited Liability Company	Delaware

CBL/Eastgate Mall, LLC	Limited Liability Company	Delaware

CBL/Fayette I, LLC	Limited Liability Company	Delaware

CBL/Fayette II, LLC	Limited Liability Company	Delaware

CBL/GP Cary, Inc.	Corporation	North Carolina

CBL/GP II, Inc.	Corporation	Wyoming

CBL/GP VI, Inc.	Corporation	Tennessee

CBL/GP, Inc.	Corporation	Wyoming

CBL/Gulf Coast, LLC	Limited Liability Company	Florida

CBL/J I, LLC	Limited Liability Company	Delaware

CBL/J II, LLC	Limited Liability Company	Delaware

CBL/Monroeville Expansion I, LLC	Limited Liability Company	Pennsylvania

CBL/Monroeville Expansion II, LLC	Limited Liability Company	Pennsylvania

CBL/Monroeville Expansion III, LLC	Limited Liability Company	Pennsylvania

CBL/Monroeville Expansion Partner, L.P.	Limited Partnership	Pennsylvania

CBL/Monroeville Expansion, L.P.	Limited Partnership	Pennsylvania

CBL/Monroeville II, LLC	Limited Liability Company	Pennsylvania

CBL/Monroeville III, LLC	Limited Liability Company	Pennsylvania

CBL/Monroeville Partner, L.P.	Limited Partnership	Pennsylvania

CBL/Nashua Limited Partnership	Limited Partnership	New Hampshire

CBL/Old Hickory I, LLC	Limited Liability Company	Delaware

CBL/Old Hickory II, LLC	Limited Liability Company	Delaware

CBL/Park Plaza GP, LLC	Limited Liability Company	Arkansas

CBL/Park Plaza, Limited Partnership	Limited Partnership	Arkansas

CBL/Park Plaza Mall, LLC	Limited Liability Company	Delaware

CBL/Parkdale Crossing GP, LLC	Limited Liability Company	Delaware

CBL/Parkdale Mall GP, LLC	Limited Liability Company	Delaware

CBL/Parkdale, LLC	Limited Liability Company	Texas

CBL/Stroud, Inc.	Corporation	Pennsylvania

CBL/York, Inc.	Corporation	Pennsylvania

CBL-840 GC, LLC	Limited Liability Company	Virginia

Cross Creek Anchor S GP, LLC	Limited Liability Company	North Carolina

Dakota Square Mall CMBS, LLC	Limited Liability Company	Delaware

Dunite Acquisitions, LLC	Limited Liability Company	Delaware

Eastgate Company	General Partnership	Ohio

Eastland Holding I, LLC	Limited Liability Company	Illinois

Eastland Holding II, LLC	Limited Liability Company	Illinois

Eastland Mall, LLC	Limited Liability Company	Delaware

Eastland Member, LLC	Limited Liability Company	Illinois

Harford Mall Business Trust	Business Trust	Maryland

IV Commons, LLC	Limited Liability Company	California

IV Outparcels, LLC	Limited Liability Company	California

JG Gulf Coast Town Center LLC	Limited Liability Company	Ohio

Laurel Park Retail Holding LLC	Limited Liability Company	Michigan

Laurel Park Retail Properties LLC	Limited Liability Company	Delaware

Meridian Mall Limited Partnership	Limited Partnership	Michigan

Mid Rivers Land LLC	Limited Liability Company	Delaware

Mid Rivers Mall CMBS, LLC	Limited Liability Company	Delaware

Monroeville Anchor Limited Partnership	Limited Partnership	Pennsylvania

Mortgage Holdings, LLC	Limited Liability Company	Delaware

Multi-GP Holdings, LLC	Limited Liability Company	Delaware

Northpark Mall/Joplin, LLC	Limited Liability Company	Delaware

Old Hickory Mall Venture	General Partnership	Tennessee

Old Hickory Mall Venture II, LLC	Limited Liability Company	Delaware

Parkdale Crossing Limited Partnership	Limited Partnership	Texas

Parkdale Mall Associates, L.P.	Limited Partnership	Texas

Parkway Place Limited Partnership	Limited Partnership	Alabama

Parkway Place SPE, LLC	Limited Liability Company	Delaware

Seacoast Shopping Center Limited Partnership	Limited Partnership	New Hampshire

South County Shoppingtown LLC	Limited Liability Company	Delaware

St. Clair Square SPE, LLC	Limited Liability Company	Delaware

Stroud Mall, LLC	Limited Liability Company	Pennsylvania

Tenn-GP Holdings, LLC	Limited Liability Company	Tennessee

Volusia Mall GP, Inc.	Corporation	New York

Volusia Mall Limited Partnership	Limited Partnership	New York

WestGate Mall Limited Partnership	Limited Partnership	South Carolina

York Galleria Limited Partnership	Limited Partnership	Virginia

2030 Insurance, LLC	Limited Liability Company	Delaware

Acadiana Outparcel, LLC	Limited Liability Company	Delaware

Madison OP Outparcel Ground, LLC	Limited Liability Company	Wisconsin

CBL/Regency I, LLC***	Limited Liability Company	Delaware

***	The organization documents for CBL/Regency I, LLC were inadvertently omitted from the First Supplement Filing and are included with this Amendment No. 2 to Application.

2.	Securities Act Exemption Applicable.

Reference is made to the Amended Disclosure Statement relating to the Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Debtor Affiliates (as may be amended or supplemented, the “Disclosure Statement”) and the Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors (as amended or supplemented, the “Plan”), copies of which are included as Exhibits T3E.1 and T3E.2, respectively. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Plan.

Pursuant to the terms of the Plan, under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will issue:

(i)

$455,000,000 aggregate principal amount of 10.0% Senior Secured Notes due 2029 (the “New Notes”) under the indenture to be qualified hereby (the “New Notes Indenture”), to certain holders of the Debtors’ Senior Unsecured Notes and other creditors; and

(ii)

$150,000,000 aggregate principal amount of 7.0% Exchangeable Senior Secured Notes due 2028 (the “New Exchangeable Notes” and together with the New Notes, the “Notes”) under the indenture to be qualified hereby (the “New Exchangeable Notes Indenture”), to the Consenting Crossholders who, on account of their Consenting Crossholder Claims elected, on a dollar-for-dollar basis, to substitute their allocated share of the New Notes for $100 million aggregate principal amount of New Exchangeable Notes, and the Commitment Parties, who have agreed to pay $50 million in cash for $50 million aggregate principal amount of New Exchangeable Notes.

The Plan will become effective on the date on which all conditions to the effectiveness of the Plan have been satisfied or waived (the “Plan Effective Date”).

The issuance of the New Notes and New Exchangeable Notes is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 1145(a)(1) of the Bankruptcy Code. Section 1145(a)(1) of the Bankruptcy Code exempts an offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan of reorganization; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Applicant believes that the issuance of the New Notes and New Exchangeable Notes pursuant to the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code. See Section 6.15 “Exemptions from Securities Laws; Listing” of the Plan.

AFFILIATIONS

3.	Affiliates.

The lists filed herewith under Exhibit 99.1 and Exhibit 99.2, which are incorporated herein by reference, reflect the affiliates of the Applicants as of the date of this Application and their expected affiliation after the Plan Effective Date, respectively.

Certain directors and officers of the Applicant may be deemed to be “affiliates” of the Applicants by virtue of their positions with the Applicants. See Item 4, “Directors and Executive Officers.”

Certain persons may be deemed to be “affiliates” of the Applicants by virtue of their anticipated holdings of voting securities of the Applicant. See Item 5, “Principal Owners of Voting Securities.”

MANAGEMENT AND CONTROL

4.	Directors and Executive Officers.

The following tables list the names and offices held by all directors and executive officers of each Applicant as of the date of this Application. New directors of CBL & Associates Properties, Inc. (“CBL”) will be designated on the Plan Effective Date in accordance with the applicable provisions of the Plan and will consist of eight members, one of whom shall be the Chief Executive Officer, six members shall be selected by the Required Consenting Noteholders, and one member selected by CBL and reasonably acceptable to the Required Consenting Noteholders. New board members, if any, for each of the Guarantors listed further below may be elected by their respective shareholder(s) or member(s), as applicable. Unless otherwise stated in any of the tables set forth below, the mailing address for each of the individuals listed in each of the tables for each of the entities set forth below is: c/o CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421.

(1)	The Company

The Company has no directors or executive officers.

(2)	The Guarantors

The directors and executive officers of CBL & Associates Management, Inc. and CBL & Associates Properties, Inc. are the following individuals.

Name	Office
Charles B. Lebovitz	Chairman of the Board

Stephen D. Lebovitz	Chief Executive Officer

A. Larry Chapman	Director

Matthew S. Dominski, Jr.	Director

John D. Griffith	Director

Jonathan M. Heller	Director

Richard J. Lieb	Director

Kathleen M. Nelson	Director

Carolyn B. Tiffany	Director

Scott D. Vogel	Director

Michael I. Lebovitz	President

Farzana Khaleel	Executive Vice President, Chief Financial Officer, Treasurer

Katie A. Reinsmidt	Executive Vice President, Chief Investment Officer

Jeffery V. Curry	Chief Legal Officer and Secretary

Heidi Cardall	Vice President – Specialty Leasing

Russell W. Carlton	Senior Vice President – Accounting

Margret M. Carrington	Senior Vice President – People & Culture

Andrew F. Cobb	Executive Vice President – Accounting

Jennifer H. Cope	Senior Vice President – Operations Services

Jeffrey L. Gregerson	Senior Vice President – Specialty Leasing

Eric R. Griffith	Senior Vice President – Leasing

Howard B. Grody	Executive Vice President – Leasing

Curtis C. Hammontree II	Vice President – Development

Lisa Harper	Vice President – Specialty Leasing

Bradley L. Hendrix	Vice President – Legal

Michael B. Herman	Vice President – Legal Services

Sandy Heymann	Vice President – Marketing

Stanley W. Hildebrand	Vice President – Finance Counsel

Lewis Hilton	Vice President – Redevelopment

Matt Holligan	Vice President – Management

Allison Houghton	Vice President – Accounting

Stacey Keating	Vice President – Corporate Communications

Joseph H. Khalili	Senior Vice President – Financial Operations

Alan L. Lebovitz	Executive Vice President – Management

Mary Lynn Morse	Senior Vice President – Marketing

David T. Neuhoff	Senior Vice President – Redevelopment

Jordan T. Overley	Vice President – Accounting and Assistant Controller

Randy M. Owens	Vice President – Leasing

Gary L. Roddy	Vice President – Collections

Robert J. Snetman	Vice President – Mixed Use

Carroll J. Wade II	Senior Vice President – Development and Mixed Use

Karen L. Walker	Vice President – Information Technology

Janice L. Wills	Vice President – Management

Tripp Wingo	Vice President – Accounting

Kenneth W. Wittler	Vice President – Development

Daniel P. Wolfe	Vice President – Management

The directors and executive officers of CBL/GP Cary, Inc., CBL/GP II, Inc., CBL/GP V, Inc., CBL GP VI, Inc., CBL/GP, Inc., CBL/York, Inc., CBL/Stroud, Inc., Development Options, Inc., Harford Mall Business Trust, and Volusia Mall GP, Inc., are the following individuals.

Name	Office
Charles B. Lebovitz	Chairman of the Board

Stephen D. Lebovitz	Chief Executive Officer

Michael I. Lebovitz	President

Farzana Khaleel	Executive Vice President, Chief Financial Officer, Treasurer

Katie A. Reinsmidt	Executive Vice President, Chief Investment Officer

Jeffery V. Curry	Chief Legal Officer and Secretary

Heidi Cardall	Vice President – Specialty Leasing

Russell W. Carlton	Senior Vice President – Accounting

Margret M. Carrington	Senior Vice President – People & Culture

Andrew F. Cobb	Executive Vice President – Accounting

Jennifer H. Cope	Senior Vice President – Operations Services

Jeffrey L. Gregerson	Senior Vice President – Specialty Leasing

Eric R. Griffith	Senior Vice President – Leasing

Howard B. Grody	Executive Vice President – Leasing

Curtis C. Hammontree II	Vice President – Development

Lisa Harper	Vice President – Specialty Leasing

Bradley L. Hendrix	Vice President – Legal

Michael B. Herman	Vice President – Legal Services

Sandy Heymann	Vice President – Marketing

Stanley W. Hildebrand	Vice President – Finance Counsel

Lewis Hilton	Vice President – Redevelopment

Matt Holligan	Vice President – Management

Allison Houghton	Vice President – Accounting

Stacey Keating	Vice President – Corporate Communications

Joseph H. Khalili	Senior Vice President – Financial Operations

Alan L. Lebovitz	Executive Vice President – Management

Mary Lynn Morse	Senior Vice President – Marketing

David T. Neuhoff	Senior Vice President – Redevelopment

Jordan T. Overley	Vice President – Accounting and Assistant Controller

Randy M. Owens	Vice President – Leasing

Gary L. Roddy	Vice President – Collections

Robert J. Snetman	Vice President – Mixed Use

Carroll J. Wade II	Senior Vice President – Development and Mixed Use

Karen L. Walker	Vice President – Information Technology

Janice L. Wills	Vice President – Management

Tripp Wingo	Vice President – Accounting

Kenneth W. Wittler	Vice President – Development

Daniel P. Wolfe	Vice President – Management

There are no directors or executive officers in any of the other remaining Guarantors.

5.	Principal Owners of Voting Securities.

(a)

The following tables set forth certain information regarding each person known to the Company to own 10 percent or more of the voting securities of the Applicants as of the date of this Amendment No. 2 to Application. The mailing address of each holder listed in each of the tables set forth below is: c/o CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421.

(1)	The Company

Company Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
CBL & Associates HoldCo II, LLC	CBL & Associates Limited Partnership	Membership Interest	NA	100%

(2)	The Initial Guarantors.

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned
Alamance Crossing, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL & Associates Limited Partnership	CBL Holdings II, Inc.	Limited Partnership Interest	NA	97.1%

CBL & Associates Management, Inc.	CBL & Associates HoldCo II, LLC	Common Stock	8,025	100%

		Preferred Stock	1,000	100%

CBL & Associates Properties, Inc.	NA	NA	NA	NA

CBL Ambassador Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	86%

	CBL & Associates Management, Inc.	Membership Interest	NA	14%

CBL BI Developments II Member, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL BI Developments Member, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL Brookfield Sears & Street Shops HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Center HoldCo, LLC*	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL Eagle Point Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	96.5%

CBL El Paso Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL El Paso Outparcel Member, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL Fremaux Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Gettysburg Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL HP Hotel Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Jarnigan HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Laredo Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Lebcon HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Lebcon HoldCo LP, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Lebcon I HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Lebcon I HoldCo LP, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

CBL Louisville Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Louisville Outparcel Member, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL Management HoldCo, LLC*	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL Outparcel HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Statesboro Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	75.28%

	CBL & Associates Management, Inc.	Membership Interest	NA	24.72%

CBL Terrace HoldCo, LLC*	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Woodstock Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL Woodstock Outparcel Member, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL/GP V, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/Kentucky Oaks, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/MSC II, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

CBL/MSC, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Parkdale Crossing, L.P.	Parkdale Crossing Limited Partnership	Limited Partnership Interest	NA	99.9%

CBL/Penn Investments, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/York Town Center GP, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/York Town Center, LLC**	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL-TRS Member I, LLC**	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL-D’Iberville Member, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99.5%

Cross Creek Mall, LLC	Henderson Square Limited Partnership	Membership Interest	NA	100%

CW Joint Venture, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	81.99%

	Arbor Place Limited Partnership	Membership Interest	NA	18.01%

Development Options, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

Hammock Landing/West Melbourne, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	54.29%

	CBL & Associates Management, Inc.	Membership Interest	NA	45.71%

Henderson Square Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99.3%

Jefferson Mall Company II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Lexington Joint Venture	CBL/Fayette I, LLC	General Partnership Interest	NA	97.81%

Montgomery Partners, L.P.	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

North Charleston Joint Venture II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Oak Park Holding I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99.5%

Parkdale Mall, LLC	Parkdale Mall Associates, L.P.	Membership Interest	NA	99.95%

Port Orange Holdings II, LLC**	CBL & Associates Management, Inc.	Membership Interest	NA	100%

Southpark Mall, LLC	Seacoast Shopping Center Limited Partnership	Membership Interest	NA	100%

The Galleria Associates, L.P.	CBL & Associates HoldCo II, LLC	General Partnership Interest	NA	99.9%

The Pavilion at Port Orange, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	91.09%

Volusia Mall Member SPE, LLC**	Volusia Mall Limited Partnership	Membership Interest	NA	100%

WestGate Mall II, LLC	Westgate Mall Limited Partnership	Membership Interest	NA	100%

*

These entities were included in the Initial Filing, but they were not yet formed. The ownership information listed for these entities in the Initial Filing was the projected ownership. These entities are now formed, and their projected ownership as listed in the Initial Filing and First Supplemental Filing is confirmed and restated here.

**

These entities were included in the Initial Filing, but they did not yet have an individual FEIN or CIK code (both of which are necessary to file the Application). These entities were assigned a FEIN and CIK code and therefore were included as filers for the First Supplemental Filing to Application.

(3)	The Additional Guarantors

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Arbor Place Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

Asheville, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Brookfield Square Joint Venture	CBL/Brookfield I, LLC	Partnership Interest	NA	81%

	CBL/Brookfield II, LLC	Partnership Interest	NA	19%

CBL CoolSprings Crossing HoldCo GP, LLC	CBL Outparcel HoldCo, LLC*	Membership Interest	NA	100%

CBL/Brookfield I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Brookfield II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Eastgate I, LLC	CBL/J II, LLC	Membership Interest	NA	100%

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

CBL/Eastgate II, LLC	CBL/J II, LLC	Membership Interest	NA	100%

CBL/Eastgate Mall, LLC	Eastgate Company	Membership Interest	NA	100%

CBL/Fayette I, LLC	CBL/J I, LLC	Membership Interest	NA	100%

CBL/Fayette II, LLC	CBL/J I, LLC	Membership Interest	NA	100%

CBL/GP Cary, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/GP II, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/GP VI, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/GP, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/Gulf Coast, LLC	CBL Outparcel HoldCo, LLC	Membership Interest	NA	100%

CBL/J I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/J II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville Expansion I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville Expansion II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville Expansion III, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville Expansion Partner, L.P.	CBL/Monroeville Expansion III, LLC	Limited Partnership Interest	NA	99.5%

CBL/Monroeville Expansion, L.P.	CBL/Monroeville Expansion Partner, L.P.	Limited Partnership Interest	NA	99.5%

CBL/Monroeville II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville III, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Monroeville Partner, L.P.	CBL/Monroeville III, LLC	Limited Partnership Interest	NA	99.5%

CBL/Nashua Limited Partnership	CBL & Associates HoldCo II, LLC	General Partnership Interest	NA	99.9209%

CBL/Old Hickory I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Old Hickory II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Park Plaza GP, LLC	CW Joint Venture, LLC	Membership Interest	NA	100%

CBL/Park Plaza Mall, LLC	CBL/Park Plaza, Limited Partnership	Membership Interest	NA	100%

CBL/Park Plaza, Limited Partnership	CW Joint Venture, LLC	Limited Partnership Interest	NA	99.9%

CBL/Parkdale Crossing GP, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Parkdale Mall GP, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

CBL/Parkdale, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

CBL/Stroud, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL/York, Inc.	CBL & Associates Management, Inc.	Common Stock	1,000	100%

CBL-840 GC, LLC	CBL Management HoldCo, LLC	Membership Interest	NA	100%

Cross Creek Anchor S GP, LLC	CBL Outparcel HoldCo, LLC	Membership Interest	NA	100%

Dakota Square Mall CMBS, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Dunite Acquisitions, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Eastgate Company	CBL/Eastgate I, LLC CBL/Eastgate II, LLC	Partnership Interest Partnership Interest	NA NA	53.8475 46.1525	% %

Eastland Holding I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99.5%

Eastland Holding II, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99.5%

Eastland Mall, LLC	Eastland Member, LLC	Membership Interest	NA	100%

Eastland Member, LLC	Eastland Holding I, LLC Eastland Holding II, LLC	Membership Interest Membership Interest	NA NA	61.3563 38.6437	% %

Harford Mall Business Trust	CBL/Nashua Limited Partnership	Common Stock	1,000	100%

IV Commons, LLC	CBL Outparcel HoldCo, LLC	Membership Interest	NA	100%

IV Outparcels, LLC	CBL Management HoldCo, LLC	Membership Interest	NA	100%

JG Gulf Coast Town Center LLC	CBL/Gulf Coast, LLC	Membership Interest	NA	100%

Laurel Park Retail Holding LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99.5%

Laurel Park Retail Properties LLC	Laurel Park Retail Holding LLC	Membership Interest	NA	100%

Meridian Mall Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

Mid Rivers Land LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Mid Rivers Mall CMBS, LLC	Mid Rivers Land LLC	Membership Interest	NA	100%

Monroeville Anchor Limited Partnership	CBL/Monroeville III, LLC	Limited Partnership Interest	NA	99.5%

Mortgage Holdings, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Multi-GP Holdings, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Northpark Mall/Joplin, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Old Hickory Mall Venture	CBL/Old Hickory I, LLC	Partnership Interest	NA	95%

Guarantor Name	Principal Owner of 10% or More of Voting Securities	Title of Class Owned	Amount Owned	Percentage of Voting Securities Owned

Old Hickory Mall Venture II, LLC	Old Hickory Mall Venture	Membership Interest	NA	99.5%

Parkdale Crossing Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99.9%

Parkdale Mall Associates, L.P.	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99.95%

Parkway Place Limited Partnership	CBL & Associates HoldCo II, LLC Dunite Acquisitions, LLC	Limited Partnership Interest Limited Partnership Interest	NA NA	49 49	% %

Parkway Place SPE, LLC	Parkway Place Limited Partnership	Membership Interest	NA	100%

Seacoast Shopping Center Limited Partnership	CBL & Associates HoldCo II, LLC	General Partnership Interest	NA	99.9%

South County Shoppingtown LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

St. Clair Square SPE, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Stroud Mall, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	99%

Tenn-GP Holdings, LLC	CBL Outparcel HoldCo, LLC	Membership Interest	NA	100%

Volusia Mall GP, Inc.	CBL & Associates Management, Inc.	Common Stock	100	100%

Volusia Mall Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

WestGate Mall Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

York Galleria Limited Partnership	CBL & Associates HoldCo II, LLC	Limited Partnership Interest	NA	99%

2030 Insurance, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

Acadiana Outparcel, LLC	CBL & Associates Management, Inc.	Membership Interest	NA	100%

Madison OP Outparcel Ground, LLC	CBL Outparcel HoldCo, LLC*	Membership Interest	NA	100%

CBL/Regency I, LLC	CBL & Associates HoldCo II, LLC	Membership Interest	NA	100%

UNDERWRITERS

6.	Underwriters.

(a)

Within three years prior to the date of the filing of this Application, no person acted as an underwriter of any securities of the Applicants that are currently outstanding on the date of this application.

(b)	There is no proposed principal underwriter for the New Notes and New Exchangeable Notes that are to be issued in connection with the Indentures that are to be qualified under this Application.

CAPITAL SECURITIES

7.	Capitalization.

It is expected that, upon consummation of the Plan, the capital structure of the Company and each Guarantor shall also include the New Notes and New Exchangeable Notes or, in the case of Guarantors, the guarantees thereof.

(a)	The following tables set forth certain information with respect to each authorized class of securities of the Applicants as of the date of this Application.

(1)	The Company

Company Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding
CBL & Associates HoldCo II, LLC	Membership Interest	NA	NA

It is expected that, upon consummation of the Plan, the Company’s capital structure shall also include the New Notes and New Exchangeable Notes.

(2)	Initial Guarantors

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

Alamance Crossing, LLC	Membership Interest	NA	NA

CBL & Associates Limited Partnership	General and Limited Partnership Interest	NA	NA

	4.600% Senior Notes due 2024	NA	$300,000,000

	5.250% Senior Notes Due 2023	NA	$450,000,000

	5.950% Senior Notes Due 2026	NA	$625,000,000

CBL & Associates Management, Inc.	Common Stock, par value $0.01 per share	50,000	8,025

	Preferred Stock, par value $0.01 per share	50,000	1,000

CBL & Associates Properties, Inc.	Common Stock, par value $0.01 per share	350,000,000	197,625,377

	Preferred stock, par value $0.01 per share	15,000,000	1,815,000 7.375% Series D Cumulative Redeemable Preferred Stock

			690,000 6.625% Series E Cumulative Redeemable Preferred Stock

CBL Ambassador Member, LLC	Membership Interest	NA	NA

CBL BI Developments II Member, LLC	Membership Interest	NA	NA

CBL BI Developments Member, LLC	Membership Interest	NA	NA

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

CBL Brookfield Sears & Street Shops HoldCo, LLC*	Membership Interest	NA	NA

CBL Center HoldCo, LLC*	Membership Interest	NA	NA

CBL Eagle Point Member, LLC	Membership Interest	NA	NA

CBL El Paso Member, LLC	Membership Interest	NA	NA

CBL El Paso Outparcel Member, LLC	Membership Interest	NA	NA

CBL Fremaux Member, LLC	Membership Interest	NA	NA

CBL Gettysburg Member, LLC	Membership Interest	NA	NA

CBL HP Hotel Member, LLC	Membership Interest	NA	NA

CBL Jarnigan HoldCo, LLC*	Membership Interest	NA	NA

CBL Laredo Member, LLC	Membership Interest	NA	NA

CBL Lebcon HoldCo, LLC*	Membership Interest	NA	NA

CBL Lebcon HoldCo LP, LLC*	Membership Interest	NA	NA

CBL Lebcon I HoldCo, LLC*	Membership Interest	NA	NA

CBL Lebcon I HoldCo LP, LLC*	Membership Interest	NA	NA

CBL Louisville Member, LLC	Membership Interest	NA	NA

CBL Louisville Outparcel Member, LLC	Membership Interest	NA	NA

CBL Management HoldCo, LLC*	Membership Interest	NA	NA

CBL Outparcel HoldCo, LLC*	Membership Interest	NA	NA

CBL Statesboro Member, LLC	Membership Interest	NA	NA

CBL Terrace HoldCo, LLC*	Membership Interest	NA	NA

CBL Woodstock Member, LLC	Membership Interest	NA	NA

CBL Woodstock Outparcel Member, LLC	Membership Interest	NA	NA

CBL/GP V, Inc.	Common Stock	2,000	1,000

CBL/Kentucky Oaks, LLC	Membership Interest	NA	NA

CBL/MSC II, LLC	Membership Interest	NA	NA

CBL/MSC, LLC	Membership Interest	NA	NA

CBL/Parkdale Crossing, L.P.	General and Limited Partnership Interest	NA	NA

CBL/Penn Investments, LLC	Membership Interest	NA	NA

CBL/York Town Center GP, LLC	Membership Interest	NA	NA

CBL/York Town Center, LLC**	Membership Interest	NA	NA

CBL-TRS Member I, LLC**	Membership Interest	NA	NA

CBL-D’Iberville Member, LLC	Membership Interest	NA	NA

Cross Creek Mall, LLC	Membership Interest	NA	NA

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

CW Joint Venture, LLC	Membership Interest	NA	NA

Development Options, Inc.	Common stock	2,000	1,000

Hammock Landing/West Melbourne, LLC	Membership Interest	NA	NA

Henderson Square Limited Partnership	General and Limited Partnership Interest	NA	NA

Jefferson Mall Company II, LLC	Membership Interest	NA	NA

Lexington Joint Venture	General and Limited Partnership Interest	NA	NA

Montgomery Partners, L.P.	General and Limited Partnership Interest	NA	NA

North Charleston Joint Venture II, LLC	Membership Interest	NA	NA

Oak Park Holding I, LLC	Membership Interest	NA	NA

Parkdale Mall, LLC	Membership Interest	NA	NA

Port Orange Holdings II, LLC**	Membership Interest	NA	NA

Southpark Mall, LLC	Membership Interest	NA	NA

The Galleria Associates, L.P.	General and Limited Partnership Interest	NA	NA

The Pavilion at Port Orange, LLC	Membership Interest	NA	NA

Volusia Mall Member SPE, LLC**	Membership Interest	NA	NA

WestGate Mall II, LLC	Membership Interest	NA	NA

*

These entities were included in the Initial Filing, but they were not yet formed. The ownership information listed for these entities in the Initial Filing was the projected ownership. These entities are now formed, and their projected ownership as listed in the Initial Filing and First Supplemental Filing is confirmed and restated here.

**

These entities were included in the Initial Filing, but they did not yet have an individual FEIN or CIK code (both of which are necessary to file the Application). These entities were assigned a FEIN and CIK code and therefore were included as filers for the First Supplemental Filing to Application.

(3)	Additional Guarantors

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

Arbor Place Limited Partnership	Limited Partnership Interest	NA	NA

Asheville, LLC	Membership Interest	NA	NA

Brookfield Square Joint Venture	Partnership Interest	NA	NA

CBL CoolSprings Crossing HoldCo GP, LLC	Membership Interest	NA	NA

CBL/Brookfield I, LLC	Membership Interest	NA	NA

CBL/Brookfield II, LLC	Membership Interest	NA	NA

CBL/Eastgate I, LLC	Membership Interest	NA	NA

CBL/Eastgate II, LLC	Membership Interest	NA	NA

CBL/Eastgate Mall, LLC	Membership Interest	NA	NA

CBL/Fayette I, LLC	Membership Interest	NA	NA

CBL/Fayette II, LLC	Membership Interest	NA	NA

CBL/GP Cary, Inc.	Common Stock	2,000	1,000

CBL/GP II, Inc.	Common Stock	2,000	1,000

CBL/GP VI, Inc.	Common Stock	2,000	1,000

CBL/GP, Inc.	Common Stock	2,000	1,000

CBL/Gulf Coast, LLC	Membership Interest	NA	NA

CBL/J I, LLC	Membership Interest	NA	NA

CBL/J II, LLC	Membership Interest	NA	NA

CBL/Monroeville Expansion I, LLC	Membership Interest	NA	NA

CBL/Monroeville Expansion II, LLC	Membership Interest	NA	NA

CBL/Monroeville Expansion III, LLC	Membership Interest	NA	NA

CBL/Monroeville Expansion Partner, L.P.	General and Limited Partnership Interest	NA	NA

CBL/Monroeville Expansion, L.P.	General and Limited Partnership Interest	NA	NA

CBL/Monroeville II, LLC	Membership Interest	NA	NA

CBL/Monroeville III, LLC	Membership Interest	NA	NA

CBL/Monroeville Partner, L.P.	General and Limited Partnership Interest	NA	NA

CBL/Nashua Limited Partnership	General and Limited Partnership Interest	NA	NA

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

CBL/Old Hickory I, LLC	Membership Interest	NA	NA

CBL/Old Hickory II, LLC	Membership Interest	NA	NA

CBL/Park Plaza GP, LLC	Membership Interest	NA	NA

CBL/Park Plaza Mall, LLC	Membership Interest	NA	NA

CBL/Park Plaza, Limited Partnership	General and Limited Partnership Interest	NA	NA

CBL/Parkdale Crossing GP, LLC	Membership Interest	NA	NA

CBL/Parkdale Mall GP, LLC	Membership Interest	NA	NA

CBL/Parkdale, LLC	Membership Interest	NA	NA

CBL/Stroud, Inc.	Common Stock	2,000	1,000

CBL/York, Inc.	Common Stock	2,000	1,000

CBL-840 GC, LLC	Membership Interest	NA	NA

Cross Creek Anchor S GP, LLC	Membership Interest	NA	NA

Dakota Square Mall CMBS, LLC	Membership Interest	NA	NA

Dunite Acquisitions, LLC	Membership Interest	NA	NA

Eastgate Company	Partnership Interest	NA	NA

Eastland Holding I, LLC	Membership Interest	NA	NA

Eastland Holding II, LLC	Membership Interest	NA	NA

Eastland Mall, LLC	Membership Interest	NA	NA

Eastland Member, LLC	Membership Interest	NA	NA

Harford Mall Business Trust	Common Stock	1,000	1,000

IV Commons, LLC	Membership Interest	NA	NA

IV Outparcels, LLC	Membership Interest	NA	NA

JG Gulf Coast Town Center LLC	Membership Interest	NA	NA

Laurel Park Retail Holding LLC	Membership Interest	NA	NA

Laurel Park Retail Properties LLC	Membership Interest	NA	NA

Meridian Mall Limited Partnership	General and Limited Partnership Interest	NA	NA

Mid Rivers Land LLC	Membership Interest	NA	NA

Mid Rivers Mall CMBS, LLC	Membership Interest	NA	NA

Guarantor Name	Title of Class	Number of Shares Authorized	Number of Shares Outstanding / Principal Balance

Monroeville Anchor Limited Partnership	General and Limited Partnership Interest	NA	NA

Mortgage Holdings, LLC	Membership Interest	NA	NA

Multi-GP Holdings, LLC	Membership Interest	NA	NA

Northpark Mall/Joplin, LLC	Membership Interest	NA	NA

Old Hickory Mall Venture	Partnership Interest	NA	NA

Old Hickory Mall Venture II, LLC	Membership Interest	NA	NA

Parkdale Crossing Limited Partnership	General and Limited Partnership Interest	NA	NA

Parkdale Mall Associates, L.P.	General and Limited Partnership Interest	NA	NA

Parkway Place Limited Partnership	General and Limited Partnership Interest	NA	NA

Parkway Place SPE, LLC	Membership Interest	NA	NA

Seacoast Shopping Center Limited Partnership	General and Limited Partnership Interest	NA	NA

South County Shoppingtown LLC	Membership Interest	NA	NA

St. Clair Square SPE, LLC	Membership Interest	NA	NA

Stroud Mall, LLC	Membership Interest	NA	NA

Tenn-GP Holdings, LLC	Membership Interest	NA	NA

Volusia Mall GP, Inc.	Common Stock	200	100

Volusia Mall Limited Partnership	General and Limited Partnership Interest	NA	NA

WestGate Mall Limited Partnership	General and Limited Partnership Interest	NA	NA

York Galleria Limited Partnership	General and Limited Partnership Interest	NA	NA

2030 Insurance, LLC	Membership Interest	NA	NA

Acadiana Outparcel, LLC	Membership Interest	NA	NA

Madison OP Outparcel Ground, LLC	Membership Interest	NA	NA

CBL/Regency I, LLC	Membership Interest	NA	NA

INDENTURE SECURITIES

8.	Analysis of Indenture Provisions.

New Notes

The New Notes will be subject to the New Notes Indenture to be entered into among the Company, the Guarantors and the collateral agent (“Collateral Agent”) and the trustee (the “New Notes Trustee”) named therein. The following is a general description of certain provisions expected to be included in the New Notes Indenture, and the description is qualified in its entirety by reference to the form of New Notes Indenture to be filed as Exhibit T3C.1 herewith. The Company has not entered into the New Notes Indenture as of the date of this filing, and the terms of the New Notes Indenture are subject to change before it is executed. Capitalized terms used below in this section under the heading “New Notes” and not defined herein have the meanings ascribed to them in the New Notes Indenture.

(a)	Events of Default; Withholding of Notice.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(1) the Company defaults in any payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Company (A) defaults in the payment of the principal of, or premium on, if any, any Security when the same becomes due and payable at its Stated Maturity, upon optional or mandatory redemption, upon declaration of acceleration or otherwise, or (B) fails to purchase Securities when required pursuant to the New Notes Indenture;

(3) [reserved];

(4) the Company, the REIT (solely with respect to the Limited Guarantee) or any Guarantor fails to comply with any of its agreements contained in the Securities or the New Notes Indenture (other than those referred to in clause (1) or (2) above) or any Security Document and such failure continues for 30 days after the notice specified below; provided, that in the case of a failure to comply with Section 4.12 of the New Notes Indenture, such period of continuance of such default shall be 90 days after the notice specified below;

(5) Any Indebtedness (other than the Other Secured Notes) of the Company, the REIT, any Guarantor or any Significant Subsidiary that is or becomes recourse to the Company, the REIT, any Guarantor or any Significant Subsidiary is not paid within any applicable grace or cure period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million, or its foreign currency equivalent at the time, and such acceleration continues for 30 days after the notice specified below;

(6) the Company, any Guarantor, the REIT or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the REIT, any Guarantor or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company, the REIT, any Guarantor or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company, the REIT, any Guarantor or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(8) (i) any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the Company or any Significant Subsidiary (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers or by third party indemnities), remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed, (ii) any judgment or decree for the payment of money in excess of $150.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the REIT or the Operating Partnership (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers or by third party indemnities), remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived, the execution thereof stayed or otherwise bonded, or (iii) any warrant, writ of attachment, execution or similar process shall be issued against any property of the REIT or the Operating Partnership which exceeds, individually or together with all other such warrants, writs, executions and processes, $150.0 million and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 consecutive days;

(9) any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee (other than in accordance with the terms of such Note Guarantee);

(10) the occurrence of either of the following:

(A) except as permitted by the Security Documents, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $50.0 million, ceases to be an enforceable and perfected first priority Lien, subject to the Collateral Agency and Intercreditor Agreement and Permitted Collateral Liens and such default is not remedied within 60 days after the notice specified below; or

(B) the Company or any other Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Grantor set forth in or arising under any Security Document establishing Liens securing the Secured Obligations;

(11) the occurrence and continuance of an “Event of Default” under (and as defined in) the Other Secured Notes Indenture;

(12) default under any Indebtedness of or Guarantee by the Operating Partnership, the REIT, the New Bank Claim Borrower or Subsidiary of the Operating Partnership (other than the Company or a Subsidiary of the Company) with an aggregate principal amount in excess of $150.0 million, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, unless the New Bank Claim Borrower or the Operating Partnership has agreed to a foreclosure or similar arrangement for any property that does not secure or constitute collateral under the New Bank Term Loan Facility; or

(13) the Limited Guarantee is not (or is claimed by the REIT not to be) in full force and effect with respect to the Securities.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clauses (4) or (5) or (10)(A) is not an Event of Default until the New Notes Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

(b)	Authentication and Delivery of New Notes; Application of Proceeds.

An Officer of the Company shall sign the Securities for the Company by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Security no longer holds that office at the time the New Notes Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the New Notes Trustee manually signs the certificate of authentication on the Security. The manual signature shall be conclusive evidence that the Security has been authenticated under the New Notes Indenture.

The New Notes Trustee shall, upon the written direction of the Company, authenticate and make available for delivery Securities, as set forth in Section 2.2 of an appendix to the New Notes Indenture.

The New Notes Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the New Notes Trustee may do so. Each reference in the New Notes Indenture to authentication by the New Notes Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Security shall be dated the date of its authentication. The Securities shall be in minimum denominations of $1.00 and integral multiples of $1.00 thereof.

The aggregate principal amount of Securities that may be authenticated and delivered under the New Notes Indenture is limited to $455,000,000, and the Company may not “re-open” the New Notes Indenture to issue additional Securities after the Issue Date, in each case, except for Securities issued upon registration of transfer of, or exchange for, or in lieu of other Securities pursuant to the New Notes Indenture.

(c)	Release of Collateral.

Subject to the conditions and provisions of the Security Documents, the Collateral Agent shall cause the Collateral to be released from the Collateral Agent’s Lien with respect to the Secured Obligations:

(1) in whole, upon payment in full of the Securities, the Other Secured Notes and all other Secured Obligations that are outstanding, due and payable at the time the Securities and the Other Secured Notes are paid in full;

(2) with respect to the Notes Obligations only, upon satisfaction and discharge of the New Notes Indenture as set forth in Section 8.01(a) of the New Notes Indenture;

(3) with respect to the Notes Obligations only, upon a legal defeasance or covenant defeasance as set forth in Section 8.01(b) of the New Notes Indenture;

(4) with respect to the Notes Obligations only, upon payment in full of the Securities and all other Notes Obligations that are outstanding, due and payable at the time the Securities are paid in full;

(5) with respect to the Other Secured Notes Obligations only, upon (i) payment in full of the Other Secured Notes and all other Other Secured Notes Obligations that are outstanding, due and payable at the time the Other Secured Notes are paid in full, and in connection therewith, the related indenture is satisfied and discharged or (ii) satisfaction and discharge of, or a legal defeasance or covenant defeasance under, the Other Secured Notes Indenture, in accordance with the terms thereof;

(6) as to any Collateral that constitutes all or substantially all of the Collateral, (i) with respect to the Notes Obligations only, with the consent of the Holders of at least 66-2/3% in principal amount of the Securities then outstanding or (ii) with respect to the Other Secured Notes Obligations only, with the consent of the Other Secured Noteholders of at least 66-2/3% in principal amount of the Other Secured Notes then outstanding under the Other Secured Notes Indenture (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities or the Other Secured Notes);

(7) subject to the provisions of the Collateral Agency and Intercreditor Agreement as to any Collateral which constitutes less than all or substantially all of the Collateral, with the consent of the holders of a majority in principal amount of (x) the Securities and (y) all Other Secured Notes issued under the Other Secured Notes Indenture then outstanding, voting together as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities); or

(8) as to any Collateral:

(i) that is (or is deemed to be) (A) sold or otherwise disposed of by the Company or any Subsidiary (to a Person other than the Company or any Subsidiary) in a Collateral Disposition permitted by the Other Secured Notes Indenture and the New Notes Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the New Notes Indenture and so long as all Net Available Cash is deposited directly in a deposit account subject to a valid and perfected Lien in favor of the Collateral Agent free of any other Lien (other than the Lien of the Secured Debt Documents or any other Permitted Collateral Lien) and applied as required by the New Notes Indenture or (B) sold or otherwise disposed of by the Company or any Subsidiary (to a Person other than the Company or any Subsidiary) in a transaction that is deemed not to be an Asset Sale pursuant to, and that satisfies all terms and conditions specified in, clauses (B), (C), (D), (E), (G), (I), (M), (N), (O), or (P) of the definition of “Asset Sale” and that is otherwise permitted by the Other Secured Notes Indenture and the New Notes Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the New Notes Indenture,

(ii) constituting Excluded Released Property of the type described in clause (1)(a), (2) or (3) of the definition of Excluded Released Property,

(iii) constituting Capital Stock in any Subsidiary that directly owns solely any Property set forth in Category 8 on Annex I hereto, which Capital Stock constitutes Property Collateral released upon the delivery of an Officers’ Certificate to the New Notes Trustee attaching a Board Resolution,

(iv) that becomes Excluded Released Property of the type described in clause (4) of the definition of Excluded Released Property,

(v) that constitutes (A) Asset Sale Excess Proceeds that are not required to be applied to the repurchase of Securities or Other Secured Notes in accordance with Section 4.03 of the New Notes Indenture and the Other Secured Notes Indenture, (B) Pending Use Cash, upon the application of such Pending Use Cash for a Permitted Excess Cash Use in accordance with Section 4.03 of the New Notes Indenture and the Other Secured Notes Indenture, (C) Pending Use Cash, upon the application of such Pending Use Cash for the repurchase of Securities and Other Secured Notes in accordance with Section 4.03 of the New Notes Indenture and the Other Secured Notes Indenture, (D) Pending Redemption Cash, upon the application of such Pending Redemption Cash for the redemption or repurchase, as applicable, of Securities and Other Secured Notes in accordance with Section 4.04 of the New Notes Indenture and the Other Secured Notes Indenture, or (E) Issue Date Redemption Cash for redemption of Securities in accordance with Section 3.07(c) of the New Notes Indenture, or

(vi) that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee and its guarantee of the Other Secured Notes pursuant to Section 10.05 of the New Notes Indenture (other than clause (4) thereof), concurrently with the release thereof.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Secured Obligations (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral that may be deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate or otherwise use the Collateral and to collect, invest and dispose of any income therefrom unless certain events of default have occurred. Upon such an event of default, the Collateral Agent will be entitled to foreclose upon and sell the Collateral or any part thereof as provided in the Security Documents.

The release of any Collateral from the terms of the New Notes Indenture and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions of the New Notes Indenture if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms of Article 12 of the New Notes Indenture. The New Notes Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and of Article 12 of the New Notes Indenture will not be deemed for any purpose to be an impairment of the Lien and the Collateral in contravention of the terms of the New Notes Indenture.

(d)	Satisfaction and Discharge.

The New Notes Indenture and the other Note Documents (insofar as related to the New Notes Indenture and the Securities) shall, subject to Section 8.01(c) of the New Notes Indenture, cease to be of further effect and all Collateral shall be released from the Liens securing the Notes Obligations as to all outstanding Securities when both (x) either (i) the Company delivers to the New Notes Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.07 of the New Notes Indenture) for cancellation or (ii) all outstanding Securities not theretofore delivered to the New Notes Trustee for cancellation (1) have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 of the New Notes Indenture or (2) will become due and payable within one year at the Stated Maturity or within 60 days as the result of the giving of any irrevocable and unconditional notice of redemption pursuant to Article 3 of the New Notes Indenture, and, in the case of clause (ii), the Company irrevocably deposits with the New Notes Trustee cash in U.S. dollars or non-callable U.S. Government Obligations or a combination thereof, in amounts sufficient to pay at maturity or upon redemption all outstanding Securities, including interest and premium, if any, thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.07 of the New Notes Indenture), and (y) the Company pays all other sums payable hereunder by the Company. The New Notes Trustee and Collateral Agent shall acknowledge satisfaction and discharge of the New Notes Indenture (subject to Section 8.01(c) of the New Notes Indenture) and the other Note Documents (insofar as related to the New Notes Indenture and the Securities) on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(e)	Evidence of Compliance with Conditions and Covenants.

The Company shall deliver to the New Notes Trustee within the later of (a) 120 days after the end of each fiscal year of the Company or (b) five (5) days after the filing with the SEC of the applicable Form 10-K (or any successor or comparable form) pursuant to Section 4.12 of the New Notes Indenture by the Reporting Entity, an Officer’s Certificate of the Company stating that in the course of the performance by the signer of his or her duties as an Officer of the Company they would normally have knowledge of any Default and whether the signer knows of any Default that occurred during such fiscal year. If the signer is aware of a Default, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company shall comply with TIA § 314(a)(4) and deliver the certificate referred to in such section of the TIA, which certificate shall be delivered to the New Notes Trustee within the later of (a) 120 days after the end of each fiscal year of the Company or (b) five (5) days after the filing with the SEC of the applicable Form 10-K (or any successor or comparable form) pursuant to Section 4.12 of the New Notes Indenture by the Reporting Entity. For purposes of Section 4.08 of the New Notes Indenture, the “fiscal year” of the Company means a calendar year ending December 31.

The Company shall deliver to the New Notes Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clauses (1), (2), (4), (5), (8), (9), (10), (11), (12) and (13) of the definition thereof, its status and what action the Company is taking or proposes to take with respect thereto.

New Exchangeable Notes

The New Exchangeable Notes will be subject to the New Exchangeable Notes Indenture to be entered into among the Company, the Guarantors, the Collateral Agent and the trustee named therein (“New Exchangeable Notes Trustee”). The following is a general description of certain provisions expected to be included in the New Exchangeable Notes Indenture, and the description is qualified in its entirety by reference to the form of the New Exchangeable Notes Indenture to be filed as Exhibit T3C.2 herewith. The Company has not entered into the New Exchangeable Notes Indenture as of the date of this filing, and the terms of the New Exchangeable Notes Indenture are subject to change before it is executed. Capitalized terms used below in this section under the heading “New Exchangeable Notes” and not defined herein have the meanings ascribed to them in the New Exchangeable Notes Indenture.

(a)	Events of Default; Withholding of Notice.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(1) the Company defaults in any payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Company (A) defaults in the payment of the principal of, or premium on, if any, any Security when the same becomes due and payable at its Stated Maturity, upon optional or mandatory redemption, upon declaration of acceleration or otherwise, or (B) fails to purchase Securities when required pursuant to the New Exchangeable Notes Indenture;

(3) [Reserved];

(4) the Company, the REIT (solely with respect to the Limited Guarantee) or any Guarantor fails to comply with any of its agreements contained in the Securities or the New Exchangeable Notes Indenture (other than those referred to in clause (1) or (2) above or (14) or (15) below) or any Security Document and such failure continues for 30 days after the notice specified below; provided, that in the case of a failure to comply with Section 4.12 of the New Exchangeable Notes Indenture, such period of continuance of such default shall be 90 days after the notice specified below;

(5) Any Indebtedness (other than the Other Secured Notes) of the Company, the REIT, any Guarantor or any Significant Subsidiary that is or becomes recourse to the Company, the REIT, any Guarantor or any Significant Subsidiary is not paid within any applicable grace or cure period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $150.0 million, or its foreign currency equivalent at the time, and such acceleration continues for 30 days after the notice specified below;

(6) the Company, any Guarantor, the REIT or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the REIT, any Guarantor or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company, the REIT, any Guarantor or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company, the REIT, any Guarantor or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(8) (i) any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the Company or any Significant Subsidiary (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers or by third party indemnities), remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed, (ii) any judgment or decree for the payment of money in excess of $150.0 million or its foreign currency equivalent at the time such judgment or decree is entered against the REIT or the Operating Partnership (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers or by third party indemnities), remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived, the execution thereof stayed or otherwise bonded, or (iii) any warrant, writ of attachment, execution or similar process shall be issued against any property of the REIT or the Operating Partnership which exceeds, individually or together with all other such warrants, writs, executions and processes, $150.0 million and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 consecutive days; provided, however, that, notwithstanding the foregoing, subclauses (ii) and (iii) of this clause (8) shall not constitute an Event of Default in the event that (a) either (x) the Other Secured Notes Indenture has been satisfied and discharged in accordance with Section 8.01(a) of the Other Secured Notes Indenture or (y) the covenant defeasance or legal defeasance of the Other Secured Notes Indenture has been effected in accordance with Section 8.01(b) of the Other Secured Notes Indenture and (b) with respect to any such judgments or warrants against the REIT, the REIT’s guaranty pursuant to the New Bank Term Loan Facility has been terminated or validly released, or with respect to any such judgments or warrants against the Operating Partnership, the Operating Partnership’s guaranty pursuant to the New Bank Term Loan Facility has been terminated or validly released;

(9) any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee (other than in accordance with the terms of such Note Guarantee);

(10) the occurrence of either of the following:

(A) except as permitted by the Security Documents, any Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $50.0 million, ceases to be an enforceable and perfected first priority Lien, subject to the Collateral Agency and Intercreditor Agreement and Permitted Collateral Liens and such default is not remedied within 60 days after the notice specified below; or

(B) the Company or any other Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Grantor set forth in or arising under any Security Document establishing Liens securing the Secured Obligations;

(11) the occurrence and continuance of an “Event of Default” under (and as defined in) the Other Secured Notes Indenture;

(12) default under any Indebtedness of or Guarantee by the Operating Partnership, the REIT, the New Bank Claim Borrower or Subsidiary of the Operating Partnership (other than the Company or a Subsidiary of the Company) with an aggregate principal amount in excess of $150.0 million, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, unless the New Bank Claim Borrower or the Operating Partnership has agreed to a foreclosure or similar arrangement for any property that does not secure or constitute collateral under the New Bank Term Loan Facility;

(13) the Limited Guarantee is not (or is claimed by the REIT not to be) in full force and effect with respect to the Securities;

(14) failure by the Company to comply with its obligation to exchange the Securities in accordance with the terms of the New Exchangeable Notes Indenture upon exercise of a Holder’s exchange right, and such default continues for five Business Days; or

(15) failure by the Company to provide any notice with respect to a Make-Whole Fundamental Change or a Fundamental Change in accordance with the provisions of Section 13.02(d) or Section 14.02(d), as applicable, within the time so required to provide such notice, and such failure continues for three Business Days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clauses (4) or (5) or (10)(A) is not an Event of Default until the New Exchangeable Notes Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

(b)	Authentication and Delivery of New Exchangeable Notes; Application of Proceeds.

An Officer of the Company shall sign the Securities for the Company by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Security no longer holds that office at the time the New Exchangeable Notes Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the New Exchangeable Notes Trustee manually signs the certificate of authentication on the Security. The manual signature shall be conclusive evidence that the Security has been authenticated under the New Exchangeable Notes Indenture.

The New Exchangeable Notes Trustee shall, upon the written direction of the Company, authenticate and make available for delivery Securities, as set forth in Section 2.2 of an appendix to the New Exchangeable Notes Indenture.

The New Exchangeable Notes Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the New Exchangeable Notes Trustee may do so. Each reference in the New Exchangeable Notes Indenture to authentication by the New Exchangeable Notes Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Security shall be dated the date of its authentication. The Securities shall be in minimum denominations of $1.00 and integral multiples of $1.00 thereof.

The aggregate principal amount of Securities that may be authenticated and delivered under the New Exchangeable Notes Indenture is limited to $150,000,000, and the Company may not “re-open” the New Exchangeable Notes Indenture to issue additional Securities after the Issue Date, in each case, except for Securities issued upon registration of transfer of, or exchange for, or in lieu of other Securities pursuant to the New Exchangeable Notes Indenture.

(c)	Release of Collateral.

Subject to the conditions and provisions of the Security Documents, the Collateral Agent shall cause the Collateral to be released from the Collateral Agent’s Lien with respect to the Secured Obligations:

(1) in whole, upon payment in full of the Securities, the Other Secured Notes and all other Secured Obligations that are outstanding, due and payable at the time the Securities and the Other Secured Notes are paid in full;

(2) with respect to the Notes Obligations only, upon satisfaction and discharge of the New Exchangeable Notes Indenture as set forth in Section 8.01(a) of the New Exchangeable Notes Indenture;

(3) with respect to the Notes Obligations only, upon a legal defeasance or covenant defeasance as set forth in Section 8.01(b) of the New Exchangeable Notes Indenture;

(4) with respect to the Notes Obligations only, upon payment in full of the Securities and all other Notes Obligations that are outstanding, due and payable at the time the Securities are paid in full;

(5) with respect to the Other Secured Notes Obligations only, upon (i) payment in full of the Other Secured Notes and all other Other Secured Notes Obligations that are outstanding, due and payable at the time the Other Secured Notes are paid in full, and in connection therewith, the related indenture is satisfied and discharged or (ii) satisfaction and discharge of, or a legal defeasance or covenant defeasance under, the Other Secured Notes Indenture, in accordance with the terms thereof;

(6) as to any Collateral that constitutes all or substantially all of the Collateral, (i) with respect to the Notes Obligations only, with the consent of the Holders of at least 66-2/3% in principal amount of the Securities then outstanding or (ii) with respect to the Other Secured Notes Obligations only, with the consent of the Other Secured Noteholders of at least 66-2/3% in principal amount of the Other Secured Notes then outstanding under the Other Secured Notes Indenture (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities or the Other Secured Notes);

(7) subject to the provisions of the Collateral Agency and Intercreditor Agreement as to any Collateral which constitutes less than all or substantially all of the Collateral, with the consent of the holders of a majority in principal amount of (x) the Securities and (y) all Other Secured Notes issued under the Other Secured Notes Indenture then outstanding, voting together as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities);

(8) as to any Collateral:

(i) that is (or is deemed to be) (A) sold or otherwise disposed of by the Company or any Subsidiary (to a Person other than the Company or any Subsidiary) in a Collateral Disposition permitted by the Other Secured Notes Indenture and the New Exchangeable Notes Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the New Exchangeable Notes Indenture and so long as all Net Available Cash is deposited directly in a deposit account subject to a valid and perfected Lien in favor of the Collateral Agent free of any other Lien (other than the Lien of the Secured Debt Documents or any Permitted Collateral Lien) and applied as required by the New Exchangeable Notes Indenture or (B) sold or otherwise disposed of by the Company or any Subsidiary (to a Person other than the Company or any Subsidiary) in a transaction that is deemed not to be an Asset Sale pursuant to, and that satisfies all terms and conditions specified in clauses (B), (C), (D), (E), (G), (I), (M), (N), (O), or (P) of the definition of “Asset Sale” and that is otherwise permitted by the Other Secured Notes Indenture and the New Exchangeable Notes Indenture, at the time of such sale or disposition, to the extent of the interest sold or disposed of in accordance with the terms of the New Exchangeable Notes Indenture,

(ii) constituting Excluded Released Property of the type described in clause (1)(a), (2) or (3) of the definition of Excluded Released Property,

(iii) constituting Capital Stock in any Subsidiary that directly owns solely any Property set forth in Category 8 on Annex I hereto, which Capital Stock constitutes Property Collateral released upon the delivery of an Officers’ Certificate to the New Exchangeable Notes Trustee attaching a Board Resolution,

(iv) that becomes Excluded Released Property of the type described in clause (4) of the definition of Excluded Released Property,

(v) that constitutes (A) Asset Sale Excess Proceeds that are not required to be applied to the repurchase of Securities or Other Secured Notes in accordance with Section 4.03 of the New Exchangeable Notes Indenture and the Other Secured Notes Indenture, (B) Pending Use Cash, upon the application of such Pending Use Cash for a Permitted Excess Cash Use in accordance with Section 4.03 of the New Exchangeable Notes Indenture and the Other Secured Notes Indenture, (C) Pending Use Cash, upon the application of such Pending Use Cash for the repurchase of Securities and Other Secured Notes in accordance with Section 4.03 of the New Exchangeable Notes Indenture and the Other Secured Notes Indenture, (D) Pending Redemption Cash, upon the application of such Pending Redemption Cash for the redemption or repurchase, as applicable, of Securities and Other Secured Notes in accordance with Section 4.04 of the New Exchangeable Notes Indenture and the Other Secured Notes Indenture, or (E) Issue Date Redemption Cash, upon application of such Issue Date Redemption Cash for redemption of Other Secured Notes in accordance with Section 3.07(c) of the Other Secured Notes Indenture, or

(vi) that is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee and its guarantee of the Other Secured Notes pursuant to Section 10.05 (other than clause (4) thereof), concurrently with the release thereof; or

(9) as to any Collateral (other than any Category 1 Collateral), on the Collateral Release/Covenant Revision Trigger Date.

Subject to the terms of the Security Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Secured Obligations (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral that may be deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate or otherwise use the Collateral and to collect, invest and dispose of any income therefrom unless certain events of default have occurred. Upon such an event of default, the Collateral Agent will be entitled to foreclose upon and sell the Collateral or any part thereof as provided in the Security Documents.

The release of any Collateral from the terms of the New Exchangeable Notes Indenture and of the Security Documents or the release of, in whole or in part, the Liens created by the Security Documents, will not be deemed to impair the Lien on the Collateral in contravention of the provisions of the New Exchangeable Notes Indenture if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms of Article 11 of the New Exchangeable Notes Indenture. The New Exchangeable Notes Trustee and each of the Holders acknowledge that a release of Collateral or a Lien strictly in accordance with the terms of the Security Documents and of Article 11 of the New Exchangeable Notes Indenture will not be deemed for any purpose to be an impairment of the Lien and the Collateral in contravention of the terms of the New Exchangeable Notes Indenture.

(d)	Satisfaction and Discharge.

The New Exchangeable Notes Indenture and the other Note Documents (insofar as related to the New Exchangeable Notes Indenture and the Securities) shall, subject to Section 8.01(c) of the New Exchangeable Notes Indenture, cease to be of further effect and all Collateral shall be released from the Liens securing the Notes Obligations as to all outstanding Securities when both (x) either (i) the Company delivers to the New Exchangeable Notes Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.07 of the New Exchangeable Notes Indenture) for cancellation or (ii) all outstanding Securities not theretofore delivered to New Exchangeable Notes Trustee for cancellation (1) have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to Article 3 of the New Exchangeable Notes Indenture or (2) will become due and payable within one year at the Stated Maturity or within 60 days as the result of the giving of any irrevocable and unconditional notice of redemption pursuant to Article 3 of the New Exchangeable Notes Indenture, and, in the case of clause (ii), the Company irrevocably deposits with the New Exchangeable Notes Trustee cash in U.S. dollars or non-callable U.S. Government Obligations or a combination thereof, in amounts sufficient to pay at maturity or upon redemption all outstanding Securities, including interest and premium, if any, thereon to maturity or such redemption date (other than Securities replaced pursuant to Section 2.07 of the New Exchangeable Notes Indenture), and (y) the Company pays all other sums payable hereunder by the Company. The New Exchangeable Notes Trustee and Collateral Agent shall acknowledge satisfaction and discharge of the New Exchangeable Notes Indenture (subject to Section 8.01(c) of the New Exchangeable Notes Indenture) and the other Note Documents (insofar as related to the New Exchangeable Notes Indenture and the Securities) on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(e)	Evidence of Compliance with Conditions and Covenants.

The Company shall deliver to the New Exchangeable Notes Trustee within the later of (a) 120 days after the end of each fiscal year of the Company or (b) five (5) days after the filing with the SEC of the applicable Form 10-K (or any successor or comparable form) pursuant to Section 4.12 of the New Exchangeable Notes Indenture by the Reporting Entity, an Officer’s Certificate of the Company stating that in the course of the performance by the signer of his or her duties as an Officer of the Company they would normally have knowledge of any Default and whether the signer knows of any Default that occurred during such fiscal year. If the signer is aware of a Default, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company shall comply with TIA § 314(a)(4) and deliver the certificate referred to in such section of the TIA, which certificate shall be delivered to the New Exchangeable Notes Trustee within the later of (a) 120 days after the end of each fiscal year of the Company or (b) five (5) days after the filing with the SEC of the applicable Form 10-K (or any successor or comparable form) pursuant to Section 4.12 of the New Exchangeable Notes Indenture by the Reporting Entity. For purposes of Section 4.08 of the New Exchangeable Notes Indenture, the “fiscal year” of the Company means a calendar year ending December 31.

The Company shall deliver to the New Exchangeable Notes Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clauses (1), (2), (4), (5), (8), (9), (10), (11), (12), (13), (14) and (15) of the definition thereof, its status and what action the Company is taking or proposes to take with respect thereto.

9.	Other Obligors.

Other than the Applicants, no other person is an obligor with respect to the New Notes or New Exchangeable Notes.

CONTENTS OF APPLICATION FOR QUALIFICATION

This Application for Qualification comprises:

(a)	Pages numbered 1-71, consecutively.

(b)

The Statement of Eligibility and Qualification on Form T-1 of the trustee under the New Exchangeable Notes Indenture and New Convertible Notes Indenture to be qualified.*. (See Exhibit 25.1, incorporated herein by reference)

(c)	The following exhibits in addition to those filed as part of the Statement of Eligibility and Qualification of the trustee:

Exhibit T3A.1	Articles of Organization of Alamance Crossing, LLC (incorporated by reference to Exhibit T3A.1 to the Initial Filing)**

Exhibit T3A.2	Certificate of Limited Partnership of CBL & Associates Limited Partnership (incorporated by reference to Exhibit T3A.2 to the Initial Filing)**

Exhibit T3A.3	Certificates of Amendment to Certificate of Limited Partnership of CBL & Associates Limited Partnership (incorporated by reference to Exhibit T3A.3 to the Initial Filing)**

Exhibit T3A.4	Amended and Restated Certificate of Incorporation of CBL & Associates Management, Inc. (incorporated by reference to Exhibit T3A.1 to the Initial Filing)**

Exhibit T3A.5	Second Amended and Restated Certificate of Incorporation of CBL & Associates Properties, Inc. (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on October 27, 2021)**

Exhibit T3A.6	Not applicable.

Exhibit T3A.7	Articles of Organization of CBL Ambassador Member, LLC (incorporated by reference to Exhibit T3A.7 to the Initial Filing)**

Exhibit T3A.8	Articles of Organization of CBL BI Developments II Member, LLC (incorporated by reference to Exhibit T3A.8 to the Initial Filing)**

Exhibit T3A.9	Articles of Organization of CBL BI Developments Member, LLC (incorporated by reference to Exhibit T3A.9 to the Initial Filing)**

Exhibit T3A.10	Certification of Formation of CBL Brookfield Sears & Street Shops HoldCo, LLC***

Exhibit T3A.11	Certificate of Formation of CBL Center HoldCo, LLC***

Exhibit T3A.12	Certificate of Formation of CBL Eagle Point Member, LLC (incorporated by reference to Exhibit T3A.12 to the Initial Filing)**

Exhibit T3A.13	Certificate of Formation of CBL El Paso Member, LLC (incorporated by reference to Exhibit T3A.13 to the Initial Filing)**

Exhibit T3A.14	Certificate of Formation of CBL El Paso Outparcel Member, LLC (incorporated by reference to Exhibit T3A.14 to the Initial Filing)**

Exhibit T3A.15	Certificate of Formation of CBL Fremaux Member, LLC (incorporated by reference to Exhibit T3A.15 to the Initial Filing)**

Exhibit T3A.16	Certificate of Formation of CBL Gettysburg Member, LLC (f/k/a CBL Mezz Member, LLC) (incorporated by reference to Exhibit T3A.16 to the Initial Filing)**

Exhibit T3A.17	Certificate of Amendment to the Certificate of Formation of CBL Gettysburg Member, LLC (f/k/a CBL Mezz Member, LLC) (incorporated by reference to Exhibit T3A.17 to the Initial Filing)**

Exhibit T3A.18	Articles of Organization of CBL HP Hotel Member, LLC (incorporated by reference to Exhibit T3A.18 to the Initial Filing)**

Exhibit T3A.19	Articles of Organization of CBL Jarnigan HoldCo, LLC***

Exhibit T3A.20	Certificate of Formation of CBL Laredo Member, LLC (incorporated by reference to Exhibit T3A.20 to the Initial Filing)**

Exhibit T3A.21	Articles of Organization of CBL Lebcon HoldCo, LLC***

Exhibit T3A.22	Articles of Organization of CBL Lebcon I HoldCo, LLC***

Exhibit T3A.23	Articles of Organization of CBL Louisville Member, LLC (incorporated by reference to Exhibit T3A.23 to the Initial Filing)**

Exhibit T3A.24	Articles of Organization of CBL Louisville Outparcel Member, LLC (incorporated by reference to Exhibit T3A.24 to the Initial Filing)**

Exhibit T3A.25	Certificate of Formation of CBL Management HoldCo, LLC***

Exhibit T3A.26	Certificate of Formation of CBL Outparcel HoldCo, LLC***

Exhibit T3A.27	Certificate of Organization of CBL Statesboro Member, LLC (incorporated by reference to Exhibit T3A.27 to the Initial Filing)**

Exhibit T3A.28	Articles of Organization of CBL Terrace HoldCo, LLC***

Exhibit T3A.29	Certificate of Organization of CBL Woodstock Member, LLC (incorporated by reference to Exhibit T3A.29 to the Initial Filing)**

Exhibit T3A.30	Certificate of Organization of CBL Woodstock Outparcel Member, LLC (incorporated by reference to Exhibit T3A.30 to the Initial Filing)**

Exhibit T3A.31	Charter of CBL/GP V, Inc. (incorporated by reference to Exhibit T3A.31 to the Initial Filing)**

Exhibit T3A.32	Certificate of Formation of CBL/Kentucky Oaks, LLC (incorporated by reference to Exhibit T3A.32 to the Initial Filing)**

Exhibit T3A.33	Certificate of Amendment to Certificate of Formation of CBL/Kentucky Oaks, LLC (incorporated by reference to Exhibit T3A.33 to the Initial Filing)**

Exhibit T3A.34	Articles of Organization of CBL/MSC II, LLC (incorporated by reference to Exhibit T3A.34 to the Initial Filing)**

Exhibit T3A.35	Articles of Organization of CBL/MSC, LLC (incorporated by reference to Exhibit T3A.35 to the Initial Filing)**

Exhibit T3A.36	Certificate of Limited Partnership of CBL/Parkdale Crossing, L.P. (incorporated by reference to Exhibit T3A.36 to the Initial Filing)**

Exhibit T3A.37	Certificate of Formation of CBL/Penn Investments, LLC (incorporated by reference to Exhibit T3A.37 to the Initial Filing)**

Exhibit T3A.38	Certificate of Formation of CBL/York Town Center GP, LLC (incorporated by reference to Exhibit T3A.38 to the Initial Filing)**

Exhibit T3A.39	Certificate of Formation of CBL/York Town Center, LLC***

Exhibit T3A.40	Certificate of Formation of CBL-D’Iberville Member, LLC (incorporated by reference to Exhibit T3A.40 to the Initial Filing)**

Exhibit T3A.41	Certificate of Formation of CBL-TRS Member I, LLC***

Exhibit T3A.42	Articles of Organization of Cross Creek Mall, LLC (incorporated by reference to Exhibit T3A.42 to the Initial Filing)**

Exhibit T3A.43	Certificate of Formation of CW Joint Venture, LLC (incorporated by reference to Exhibit T3A.43 to the Initial Filing)**

Exhibit T3A.44	Articles of Incorporation of Development Options, Inc. (incorporated by reference to Exhibit T3A.44 to the Initial Filing)**

Exhibit T3A.45	Articles of Organization of Hammock Landing/West Melbourne, LLC (incorporated by reference to Exhibit T3A.45 to the Initial Filing)**

Exhibit T3A.46	Certificate of Domestic Limited Partnership of Henderson Square Limited Partnership (incorporated by reference to Exhibit T3A.46 to the Initial Filing)**

Exhibit T3A.47	Amended and Restated Certificate of Formation of Jefferson Mall Company II, LLC (incorporated by reference to Exhibit T3A.47 to the Initial Filing)**

Exhibit T3A.48	Certificate of Amendment to Certificate of Formation of Jefferson Mall Company II, LLC (incorporated by reference to Exhibit T3A.48 to the Initial Filing)**

Exhibit T3A.49	Amended and Restated Certificate of General Partnership of Lexington Joint Venture (incorporated by reference to Exhibit T3A.49 to the Initial Filing)**

Exhibit T3A.50	Certificate of Limited Partnership of Montgomery Partners, L.P. (incorporated by reference to Exhibit T3A.50 to the Initial Filing)**

Exhibit T3A.51	Amended and Restated Certificate of Formation of North Charleston Joint Venture II, LLC (incorporated by reference to Exhibit T3A.51 to the Initial Filing)**

Exhibit T3A.52	Certificate of Amendment to Certificate of Formation of North Charleston Joint Venture II, LLC (incorporated by reference to Exhibit T3A.52 to the Initial Filing)**

Exhibit T3A.53	Articles of Organization of Oak Park Holding I, LLC (incorporated by reference to Exhibit T3A.53 to the Initial Filing)**

Exhibit T3A.54	Certificate of Formation of Parkdale Mall, LLC (incorporated by reference to Exhibit T3A.54 to the Initial Filing)**

Exhibit T3A.55	Certificate of Correction to Certificate of Formation of Parkdale Mall, LLC (incorporated by reference to Exhibit T3A.55 to the Initial Filing)**

Exhibit T3A.56	Articles of Organization of Port Orange Holdings II, LLC (f/k/a The Hammock at Port Orange, LLC)***

Exhibit T3A.57	Amendments to Articles of Organization of Port Orange Holdings II, LLC***

Exhibit T3A.58	Articles of Organization of Southpark Mall, LLC (incorporated by reference to Exhibit T3A.58 to the Initial Filing)**

Exhibit T3A.59	Amended and Restated Certificate of Limited Partnership of The Galleria Associates, L.P. (incorporated by reference to Exhibit T3A.59 to the Initial Filing)**

Exhibit T3A.60	Articles of Organization of The Pavilion at Port Orange, LLC (incorporated by reference to Exhibit T3A.60 to the Initial Filing)**

Exhibit T3A.61	Amendments to Articles of Organization of The Pavilion at Port Orange, LLC (incorporated by reference to Exhibit T3A.61 to the Initial Filing)**

Exhibit T3A.62	Certificate of Formation of Volusia Mall Member SPE, LLC***

Exhibit T3A.63	Certificate of Formation of WestGate Mall II, LLC (incorporated by reference to Exhibit T3A.63 to the Initial Filing)**

Exhibit T3A.64	Certificate of Amendment to Certificate of Formation of Westgate Mall II, LLC (incorporated by reference to Exhibit T3A.64 to the Initial Filing)**

Exhibit T3A.65	Certificate of Formation of CBL & Associates HoldCo II, LLC (incorporated by reference to Exhibit T3A.65 to the Initial Filing)**

Exhibit T3A.66	Certificate of Formation of CBL Lebcon HoldCo LP, LLC***

Exhibit T3A.67	Certificate of Formation of CBL Lebcon I HoldCo LP, LLC***

Exhibit T3A.68	Certificate of Limited Partnership of Arbor Place Limited Partnership***

Exhibit T3A.69	Articles of Organization of Asheville, LLC***

Exhibit T3A.70	Certificate of Partnership of Brookfield Square Joint Venture***

Exhibit T3A.71	Articles of Organization of CBL CoolSprings Crossing HoldCo GP, LLC***

Exhibit T3A.72	Not applicable.

Exhibit T3A.73	Certificate of Formation of CBL/Brookfield I, LLC***

Exhibit T3A.74	Certificate of Formation of CBL/Brookfield II, LLC***

Exhibit T3A.75	Certificate of Formation of CBL/Eastgate I, LLC***

Exhibit T3A.76	Certificate of Formation of CBL/Eastgate II, LLC***

Exhibit T3A.77	Certificate of Formation of CBL/Eastgate Mall, LLC***

Exhibit T3A.78	Certificate of Formation of CBL/Fayette I, LLC***

Exhibit T3A.79	Certificate of Formation of CBL/Fayette II, LLC***

Exhibit T3A.80	Articles of Incorporation of CBL/GP Cary, Inc.***

Exhibit T3A.81	Articles of Incorporation CBL/GP II, Inc.***

Exhibit T3A.82	Charter of CBL/GP VI, Inc.***

Exhibit T3A.83	Articles of Incorporation of CBL/GP, Inc.***

Exhibit T3A.84	Articles of Organization of CBL/Gulf Coast, LLC***

Exhibit T3A.85	Certificate of Formation of CBL/J I, LLC***

Exhibit T3A.86	Certificate of Formation of CBL/J II, LLC***

Exhibit T3A.87	Certificate of Organization of CBL/Monroeville Expansion I, LLC***

Exhibit T3A.88	Certificate of Organization of CBL/Monroeville Expansion II, LLC***

Exhibit T3A.89	Certificate of Organization of CBL/Monroeville Expansion III, LLC***

Exhibit T3A.90	Certificate of Limited Partnership of CBL/Monroeville Expansion Partner, L.P.***

Exhibit T3A.91	Certificate of Limited Partnership of CBL/Monroeville Expansion, L.P.***

Exhibit T3A.92	Not applicable.

Exhibit T3A.93	Certificate of Organization of CBL/Monroeville II, LLC***

Exhibit T3A.94	Certificate of Organization of CBL/Monroeville III, LLC***

Exhibit T3A.95	Certificate of Limited Partnership of CBL/Monroeville Partner, L.P.***

Exhibit T3A.96	Not applicable..

Exhibit T3A.97	Certificate of Limited Partnership of CBL/Nashua Limited Partnership***

Exhibit T3A.98	Amendments to Certificate of Limited Partnership of CBL/Nashua Limited Partnership***

Exhibit T3A.99	Certificate of Formation of CBL/Old Hickory I, LLC***

Exhibit T3A.100	Certificate of Formation of CBL/Old Hickory II, LLC***

Exhibit T3A.101	Articles of Organization of CBL/Park Plaza GP, LLC***

Exhibit T3A.102	Certificate of Formation of CBL/Park Plaza Mall, LLC***

Exhibit T3A.103	Certificate of Limited Partnership of CBL/Park Plaza, Limited Partnership***

Exhibit T3A.104	Certificate of Formation of CBL/Parkdale Crossing GP, LLC***

Exhibit T3A.105	Certificate of Formation of CBL/Parkdale Mall GP, LLC***

Exhibit T3A.106	Certificate of Organization of CBL/Parkdale, LLC***

Exhibit T3A.107	Articles of Incorporation-For Profit of CBL/Stroud, Inc.***

Exhibit T3A.108	Amendments and Supplements to Articles of Incorporation of CBL/Stroud, Inc.***

Exhibit T3A.109	Articles of Incorporation-For Profit of CBL/York, Inc.***

Exhibit T3A.110	Amendments and Supplements to Articles of Incorporation of CBL/York, Inc.***

Exhibit T3A.111	Articles of Organization of CBL-840 GC, LLC***

Exhibit T3A.112	Articles of Organization of Cross Creek Anchor S GP, LLC***

Exhibit T3A.113	Certificate of Formation of Dakota Square Mall CMBS, LLC***

Exhibit T3A.114	Certificate of Formation of Dunite Acquisitions, LLC***

Exhibit T3A.115	Amended and Restated Certificate of General Partnership of Eastgate Company***

Exhibit T3A.116	Modification No. One to Amended and Restated Certificate of General Partnership of Eastgate Company***

Exhibit T3A.117	Articles of Organization of Eastland Holding I, LLC***

Exhibit T3A.118	Articles of Organization of Eastland Holding II, LLC***

Exhibit T3A.119	Articles of Amendment of Eastland Holding II, LLC***

Exhibit T3A.120	Certificate of Formation of Eastland Mall, LLC***

Exhibit T3A.121	Articles of Organization of Eastland Member, LLC***

Exhibit T3A.122	Certificate of Trust and Declaration of Trust of Harford Mall Business Trust***

Exhibit T3A.123	Amendment to Harford Mall Business Trust Certificate of Trust and Amendment to Harford Mall Business Trust Declaration of Trust***

Exhibit T3A.124	Articles of Organization of IV Commons, LLC***

Exhibit T3A.125	Articles of Organization of IV Outparcels, LLC***

Exhibit T3A.126	Organization/Registration of Limited Liability Company of JG Gulf Coast Town Center LLC***

Exhibit T3A.127	Certificate of Amendment/Restatement/Correction of JG Gulf Coast Town Center LLC***

Exhibit T3A.128	Articles of Organization of Laurel Park Retail Holding LLC***

Exhibit T3A.129	Certificate of Formation of Laurel Park Retail Properties LLC***

Exhibit T3A.130	Certificate of Merger of Laurel Park Retail Properties LLC***

Exhibit T3A.131	Restated Certificate of Limited Partnership of Meridian Mall Limited Partnership***

Exhibit T3A.132	Certificate of Formation of Mid Rivers Land LLC***

Exhibit T3A.133	Certificate of Merger of Mid Rivers Land LLC***

Exhibit T3A.134	Certificate of Formation of Mid Rivers Mall CMBS, LLC***

Exhibit T3A.135	Certificate of Limited Partnership of Monroeville Anchor Limited Partnership***

Exhibit T3A.136	Certificate of Formation of Mortgage Holdings, LLC***

Exhibit T3A.137	Certificate of Formation of Multi-GP Holdings, LLC***

Exhibit T3A.138	Certificate of Formation of Northpark Mall/Joplin, LLC***

Exhibit T3A.139	Amended and Restated Certificate of Partnership Transacting Business Under Fictitious Name of Old Hickory Mall Venture***

Exhibit T3A.140	Amended and Restated Certificate of Formation of Old Hickory Mall Venture II, LLC***

Exhibit T3A.141	Certificate of Limited Partnership of Parkdale Crossing Limited Partnership***

Exhibit T3A.142	Certificate of Amendment of Parkdale Crossing Limited Partnership***

Exhibit T3A.143	Amended and Restated Certificate of Limited Partnership of Parkdale Mall Associates, L.P.***

Exhibit T3A.144	Amended and Restated Certificate of Limited Partnership of Parkway Place Limited Partnership***

Exhibit T3A.145	Certificate of Formation of Parkway Place SPE, LLC***

Exhibit T3A.146	Certificate of Limited Partnership of Seacoast Shopping Center Limited Partnership***

Exhibit T3A.147	Amendment No. One to Certificate of Limited Partnership of Seacoast Shopping Center Limited Partnership***

Exhibit T3A.148	Certificate of Formation of South County Shoppingtown LLC***

Exhibit T3A.149	Certificate of Formation of St. Clair Square SPE, LLC***

Exhibit T3A.150	Certificate of Organization of Stroud Mall, LLC***

Exhibit T3A.151	Certificate of Amendment of Stroud Mall, LLC***

Exhibit T3A.152	Articles of Organization of Tenn-GP Holdings, LLC***

Exhibit T3A.153	Certificate of Incorporation of Volusia Mall GP, Inc. (f/k/a Cortlandt Towne Center, Inc.)***

Exhibit T3A.154	Certificates of Amendment of Volusia Mall GP, Inc. (f/k/a Cortlandt Towne Center, Inc.)***

Exhibit T3A.155	Certificate of Limited Partnership of Volusia Mall Limited Partnership (f/k/a Cortlandt Towne Center Limited Partnership)***

Exhibit T3A.156	Certificates of Amendment of the Certificate of Limited Partnership of Volusia Mall Limited Partnership (f/k/a Cortlandt Towne Center Limited Partnership)

Exhibit T3A.157	Certificate of Limited Partnership of WestGate Mall Limited Partnership***

Exhibit T3A.158	Certificate of Limited Partnership of York Galleria Limited Partnership***

Exhibit T3A.159	Amendment to Certificate of Limited Partnership of York Galleria Limited Partnership***

Exhibit T3A.160	Certificate of Formation of 2030 Insurance, LLC***

Exhibit T3A.161	Certificate of Formation of Acadiana Outparcel, LLC***

Exhibit T3A.162	Certificate of Formation of Madison OP Outparcel Ground, LLC***

Exhibit T3A.163	Certificate of Formation of CBL/Regency I, LLC*

Exhibit T3B.1	Operating Agreement of Alamance Crossing, LLC (incorporated by reference to Exhibit T3B.1 to the Initial Filing)**

Exhibit T3B.2	Modification No. One to Operating Agreement of Alamance Crossing, LLC (incorporated by reference to Exhibit T3B.2 to the Initial Filing)**

Exhibit T3B.2a	Assignment and Modification to Operating Agreement of Alamance Crossing, LLC*

Exhibit T3B.3	Fifth Amended and Restated Agreement of Limited Partnership of CBL & Associates Limited Partnership (incorporated by reference to Exhibit 99.6 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on October 27, 2021)**

Exhibit T3B.4	Bylaws of CBL & Associates Management, Inc. (incorporated by reference to Exhibit T3B.4 to the Initial Filing)**

Exhibit T3B.5	Amendment to the Bylaws of CBL & Associates Management, Inc. (incorporated by reference to Exhibit T3B.5 to the Initial Filing)**

Exhibit T3B.6	Fourth Amended and Restated Bylaws of CBL & Associates Properties, Inc. (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on October 27, 2021)**

Exhibit T3B.7	Amendment to Third Amended and Restated Bylaws of CBL & Associates Properties, Inc. (incorporated by reference to Exhibit T3B.7 to the Initial Filing)**

Exhibit T3B.8	Amended and Restated Limited Liability Company Agreement of CBL Ambassador Member, LLC (incorporated by reference to Exhibit T3B.8 to the Initial Filing)**

Exhibit T3B.8a	Assignment and Modification to Limited Liability Company Agreement of CBL Ambassador Member, LLC*

Exhibit T3B.9	First Amendment to Amended and Restated Limited Liability Company Agreement of CBL Ambassador Member, LLC (incorporated by reference to Exhibit T3B.9 to the Initial Filing)**

Exhibit T3B.10	Limited Liability Company Agreement of CBL BI Developments II Member, LLC (incorporated by reference to Exhibit T3B.10 to the Initial Filing)**

Exhibit T3B.11	Limited Liability Company Agreement of CBL BI Developments Member, LLC (incorporated by reference to Exhibit T3B.11 to the Initial Filing)**

Exhibit T3B.12	Limited Liability Company Agreement of CBL Brookfield Sears & Street Shops HoldCo, LLC***

Exhibit T3B.13	Limited Liability Company Agreement of CBL Center HoldCo, LLC***

Exhibit T3B.14	Limited Liability Company Agreement of CBL Eagle Point Member, LLC (incorporated by reference to Exhibit T3B.14 to the Initial Filing)**

Exhibit T3B.14a	Assignment and Modification to Limited Liability Company Agreement of CBL Eagle Point Member, LLC*

Exhibit T3B.15	Limited Liability Company Agreement of CBL El Paso Member, LLC (incorporated by reference to Exhibit T3B.15 to the Initial Filing)**

Exhibit T3B.15a	Assignment and Modification to Limited Liability Company Agreement of CBL El Paso Member, LLC*

Exhibit T3B.16	Modification No. One and Modification No. Two to Limited Liability Company Agreement of CBL El Paso Member, LLC (incorporated by reference to Exhibit T3B.16 to the Initial Filing)**

Exhibit T3B.17	Limited Liability Company Agreement of CBL El Paso Outparcel Member, LLC (incorporated by reference to Exhibit T3B.17 to the Initial Filing)**

Exhibit T3B.18	Limited Liability Company Agreement of CBL Fremaux Member, LLC (incorporated by reference to Exhibit T3B.18 to the Initial Filing)**

Exhibit T3B.18a	Assignment and Modification to Limited Liability Company Agreement of CBL Fremaux Member, LLC*

Exhibit T3B.19	Limited Liability Company Agreement of CBL Gettysburg Member, LLC (f/k/a CBL Mezz Member, LLC) (incorporated by reference to Exhibit T3B.19 to the Initial Filing)**

Exhibit T3B.20	Modification No. One to Limited Liability Company Agreement of CBL Gettysburg Member, LLC (f/k/a CBL Mezz Member, LLC) (incorporated by reference to Exhibit T3B.20 to the Initial Filing)**

Exhibit T3B.20a	Assignment and Modification to Limited Liability Company Agreement of CBL Gettysburg Member, LLC (f/k/a CBL Mezz Member, LLC)*

Exhibit T3B.21	Limited Liability Company Agreement of CBL HP Hotel Member, LLC (incorporated by reference to Exhibit T3B.21 to the Initial Filing)**

Exhibit T3B.21a	Assignment and Modification to Limited Liability Company Agreement of CBL HP Hotel Member, LLC

Exhibit T3B.22	Limited Liability Company Agreement of CBL Jarnigan HoldCo, LLC***

Exhibit T3B.23	Limited Liability Company Agreement of CBL Laredo Member, LLC (incorporated by reference to Exhibit T3B.23 to the Initial Filing)**

Exhibit T3B.23a	Assignment and Modification to Limited Liability Company Agreement of CBL Laredo Member, LLC*

Exhibit T3B.24	Limited Liability Company Agreement of CBL Lebcon HoldCo, LLC***

Exhibit T3B.25	Limited Liability Company Agreement of CBL Lebcon I HoldCo, LLC***

Exhibit T3B.26	Limited Liability Company Agreement of CBL Louisville Member, LLC (incorporated by reference to Exhibit T3B.26 to the Initial Filing)**

Exhibit T3B.27	Modification No. One to Limited Liability Company Agreement of CBL Louisville Member, LLC (incorporated by reference to Exhibit T3B.27 to the Initial Filing)**

Exhibit T3B.27a	Assignment and Modification to Limited Liability Company Agreement of CBL Louisville Member, LLC*

Exhibit T3B.28	Limited Liability Company Agreement of CBL Louisville Outparcel Member, LLC (incorporated by reference to Exhibit T3B.28 to the Initial Filing)**

Exhibit T3B.29	Limited Liability Company Agreement of CBL Management HoldCo, LLC***

Exhibit T3B.30	Limited Liability Company Agreement of CBL Outparcel HoldCo, LLC***

Exhibit T3B.31	Limited Liability Company Agreement of CBL Statesboro Member, LLC (incorporated by reference to Exhibit T3B.31 to the Initial Filing)**

Exhibit T3B.31a	Assignment and Modification to Limited Liability Company Agreement of CBL Statesboro Member, LLC*

Exhibit T3B.32	Limited Liability Company Agreement of CBL Terrace HoldCo, LLC***

Exhibit T3B.33	Limited Liability Company Agreement of CBL Woodstock Member, LLC (incorporated by reference to Exhibit T3B.33 to the Initial Filing)**

Exhibit T3B.33a	Assignment and Modification to Limited Liability Company Agreement of CBL Woodstock Member, LLC*

Exhibit T3B.34	Limited Liability Company Agreement of CBL Woodstock Outparcel Member, LLC (incorporated by reference to Exhibit T3B.34 to the Initial Filing)**

Exhibit T3B.35	Bylaws of CBL/GP V, Inc. (incorporated by reference to Exhibit T3B.35 to the Initial Filing)**

Exhibit T3B.36	Limited Liability Company Agreement of CBL/Kentucky Oaks, LLC (incorporated by reference to Exhibit T3B.36 to the Initial Filing)**

Exhibit T3B.36a	Assignment and Modification to Limited Liability Company Agreement of CBL/Kentucky Oaks, LLC*

Exhibit T3B.37	Operating Agreement of CBL/MSC II, LLC (incorporated by reference to Exhibit T3B.37 to the Initial Filing)**

Exhibit T3B.38	Operating Agreement of CBL/MSC, LLC (incorporated by reference to Exhibit T3B.38 to the Initial Filing)**

Exhibit T3B.38a	Assignment and Modification to Operating Agreement of CBL/MSC, LLC*

Exhibit T3B.39	Amended and Restated Agreement of Limited Partnership of CBL/Parkdale Crossing, L.P. (incorporated by reference to Exhibit T3B.39 to the Initial Filing)**

Exhibit T3B.40	Limited Liability Company Agreement of CBL/Penn Investments, LLC (incorporated by reference to Exhibit T3B.40 to the Initial Filing)**

Exhibit T3B.40a	Assignment and Modification to Limited Liability Company Agreement of CBL/Penn Investments, LLC*

Exhibit T3B.41	Limited Liability Company Agreement of CBL/York Town Center GP, LLC (incorporated by reference to Exhibit T3B.41 to the Initial Filing)**

Exhibit T3B.41a	Assignment and Modification to Limited Liability Company Agreement of CBL/York Town Center GP, LLC*

Exhibit T3B.42	Limited Liability Company Agreement of CBL/York Town Center, LLC***

Exhibit T3B.42a	Assignment and Modification to Limited Liability Company Agreement of CBL/York Town Center, LLC*

Exhibit T3B.43	Limited Liability Company Agreement of CBL-D’Iberville Member, LLC (incorporated by reference to Exhibit T3B.43 to the Initial Filing)**

Exhibit T3B.44	Modification No. One and Modification No. Two to Limited Liability Company Agreement of CBL-D’Iberville Member, LLC (incorporated by reference to Exhibit T3B.44 to the Initial Filing)**

Exhibit T3B.44a	Assignment and Modification to Limited Liability Company Agreement of CBL-D’Iberville Member, LLC*

Exhibit T3B.45	Operating Agreement of CBL-TRS Member I, LLC***

Exhibit T3B.45a	Assignment and Modification to Operating Agreement of CBL-TRS Member I, LLC*

Exhibit T3B.46	Amended and Restated Limited Liability Company Agreement of Cross Creek Mall, LLC (incorporated by reference to Exhibit T3B.46 to the Initial Filing)**

Exhibit T3B.47	First Amended and Restated Limited Liability Company Agreement of CW Joint Venture, LLC (incorporated by reference to Exhibit T3B.47 to the Initial Filing)**

Exhibit T3B.48	Amendments to First Amended and Restated Limited Liability Company Agreement of CW Joint Venture, LLC (incorporated by reference to Exhibit T3B.48 to the Initial Filing)**

Exhibit T3B.48a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of CW Joint Venture, LLC*

Exhibit T3B.49	Bylaws of Development Options, Inc. (incorporated by reference to Exhibit T3B.49 to the Initial Filing)**

Exhibit T3B.50	Amended and Restated Limited Liability Company Agreement of Hammock Landing/West Melbourne, LLC (incorporated by reference to Exhibit T3B.50 to the Initial Filing)**

Exhibit T3B.50a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Hammock Landing/West Melbourne, LLC*

Exhibit T3B.51	Agreement of Limited Partnership of Henderson Square Limited Partnership (incorporated by reference to Exhibit T3B.51 to the Initial Filing)**

Exhibit T3B.51a	Assignment and Modification to Agreement of Limited Partnership of Henderson Square Limited Partnership*

Exhibit T3B.52	Amended and Restated Limited Liability Company Agreement of Jefferson Mall Company II, LLC (incorporated by reference to Exhibit T3B.52 to the Initial Filing)**

Exhibit T3B.52a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Jefferson Mall Company II, LLC*

Exhibit T3B.53	Third Amended and Restated Partnership Agreement of Lexington Joint Venture (incorporated by reference to Exhibit T3B.53 to the Initial Filing)**

Exhibit T3B.54	Modification No. One to Third Amended and Restated Partnership Agreement of Lexington Joint Venture (incorporated by reference to Exhibit T3B.54 to the Initial Filing)**

Exhibit T3B.55	Agreement of Limited Partnership of Montgomery Partners, L.P. (incorporated by reference to Exhibit T3B.55 to the Initial Filing)**

Exhibit T3B.55a	Assignment and Modification to Agreement of Limited Partnership of Montgomery Partners, L.P.*

Exhibit T3B.56	Amended and Restated Limited Liability Company Agreement of North Charleston Joint Venture II, LLC (incorporated by reference to Exhibit T3B.56 to the Initial Filing)**

Exhibit T3B.56a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of North Charleston Joint Venture II, LLC*

Exhibit T3B.57	Amended and Restated Limited Liability Company Agreement of Oak Park Holding I, LLC (incorporated by reference to Exhibit T3B.57 to the Initial Filing)**

Exhibit T3B.57a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Oak Park Holding I, LLC*

Exhibit T3B.58	Amended and Restated Limited Liability Company Agreement of Parkdale Mall, LLC (incorporated by reference to Exhibit T3B.58 to the Initial Filing)**

Exhibit T3B.59	Modification No. One to Amended and Restated Limited Liability Company Agreement of Parkdale Mall, LLC (incorporated by reference to Exhibit T3B.59 to the Initial Filing)**

Exhibit T3B.60	Amended and Restated Limited Liability Company Agreement of Port Orange Holdings II, LLC***

Exhibit T3B.61	Operating Agreement of Southpark Mall, LLC (incorporated by reference to Exhibit T3B.61 to the Initial Filing)**

Exhibit T3B.62	Modification to Operating Agreement of Southpark Mall, LLC (incorporated by reference to Exhibit T3B.62 to the Initial Filing)**

Exhibit T3B.63	Amended and Restated Agreement of Limited Partnership of The Galleria Associates, L.P. (incorporated by reference to Exhibit T3B.63 to the Initial Filing)**

Exhibit T3B.64	Modification of Amended and Restated Agreement of Limited Partnership of The Galleria Associates, L.P. (incorporated by reference to Exhibit T3B.64 to the Initial Filing)**

Exhibit T3B.64a	Assignments and Modification to Amended and Restated Agreement of Limited Partnership of The Galleria Associates, L.P. *

Exhibit T3B.65	Limited Liability Company Agreement of The Pavilion at Port Orange, LLC (incorporated by reference to Exhibit T3B.65 to the Initial Filing)**

Exhibit T3B.65a	Assignment and Modification to Limited Liability Company Agreement of The Pavilion at Port Orange, LLC*

Exhibit T3B.66	Limited Liability Company Agreement of Volusia Mall Member SPE, LLC***

Exhibit T3B.67	Limited Liability Company Agreement of WestGate Mall II, LLC (incorporated by reference to Exhibit T3B.67 to the Initial Filing)**

Exhibit T3B.68	Limited Liability Company Agreement of CBL & Associates HoldCo II, LLC (incorporated by reference to Exhibit T3B.68 to the Initial Filing)**

Exhibit T3B.69	Limited Liability Company Agreement of CBL Lebcon HoldCo LP, LLC***

Exhibit T3B.70	Limited Liability Company Agreement of CBL Lebcon I HoldCo LP, LLC***

Exhibit T3B.71	Agreement of Limited Partnership of Arbor Place Limited Partnership***

Exhibit T3B.72	Assignment of Partnership Interest of Arbor Place Limited Partnership***

Exhibit T3B.73	Partnership Interest Purchase Agreement of Arbor Place Limited Partnership***

Exhibit T3B.73a	Assignment and Modification to Partnership Interest Purchase Agreement of Arbor Place Limited Partnership*

Exhibit T3B.74	Operating Agreement of Asheville, LLC***

Exhibit T3B.75	Modification No. One to Operating Agreement of Asheville, LLC***

Exhibit T3B.75a	Assignment and Modification to Operating Agreement of Asheville, LLC*

Exhibit T3B.76	Amended and Restated Partnership Agreement of Brookfield Square Joint Venture***

Exhibit T3B.77	Amendment to Amended and Restated Partnership Agreement of Brookfield Square Joint Venture***

Exhibit T3B.78	Limited Liability Company Agreement of CBL CoolSprings Crossing HoldCo GP, LLC***

Exhibit T3B.79	Not applicable.

Exhibit T3B.80	Limited Liability Company Agreement of CBL/Brookfield I, LLC***

Exhibit T3B.81	Amendment to Limited Liability Company Agreement of CBL/Brookfield I, LLC***

Exhibit T3B.81a	Assignment and Modification to Limited Liability Company Agreement of CBL/Brookfield I, LLC*

Exhibit T3B.82	Limited Liability Company Agreement of CBL/Brookfield II, LLC***

Exhibit T3B.82a	Assignment and Modification to Limited Liability Company Agreement of CBL/Brookfield II, LLC*

Exhibit T3B.83	Limited Liability Company Agreement of CBL/Eastgate I, LLC***

Exhibit T3B.84	Amendment to Limited Liability Company Agreement of CBL/Eastgate I, LLC***

Exhibit T3B.85	Limited Liability Company Agreement of CBL/Eastgate II, LLC***

Exhibit T3B.86	Amendment to Limited Liability Company Agreement of CBL/Eastgate II, LLC***

Exhibit T3B.87	Amended and Restated Limited Liability Company Agreement of CBL/Eastgate Mall, LLC***

Exhibit T3B.88	Limited Liability Company Agreement of CBL/Fayette I, LLC***

Exhibit T3B.89	Limited Liability Company Agreement of CBL/Fayette II, LLC***

Exhibit T3B.90	Bylaws of CBL/GP Cary, Inc.***

Exhibit T3B.91	Bylaws of CBL/GP II, Inc.***

Exhibit T3B.92	Bylaws of CBL/GP VI, Inc.***

Exhibit T3B.93	Bylaws of CBL/GP, Inc.***

Exhibit T3B.94	Operating Agreement CBL/Gulf Coast, LLC***

Exhibit T3B.94a	Assignment and Modification to Operating Agreement CBL/Gulf Coast, LLC*

Exhibit T3B.95	Limited Liability Company Agreement of CBL/J I, LLC***

Exhibit T3B.95a	Assignment and Modification to Limited Liability Company Agreement of CBL/J I, LLC*

Exhibit T3B.96	Limited Liability Company Agreement of CBL/J II, LLC***

Exhibit T3B.96a	Assignment and Modification to Limited Liability Company Agreement of CBL/J II, LLC*

Exhibit T3B.97	Amendment to Limited Liability Company Agreement of CBL/J II, LLC***

Exhibit T3B.98	Limited Liability Company Agreement of CBL/Monroeville Expansion I, LLC***

Exhibit T3B.98a	Assignment and Modification to Limited Liability Company Agreement of CBL/Monroeville Expansion I, LLC*

Exhibit T3B.99	Limited Liability Company Agreement of CBL/Monroeville Expansion II, LLC***

Exhibit T3B.99a	Assignment and Modification to Limited Liability Company Agreement of CBL/Monroeville Expansion II, LLC*

Exhibit T3B.100	Limited Liability Company Agreement of CBL/Monroeville Expansion III, LLC ***

Exhibit T3B.100a	Assignment and Modification to Limited Liability Company Agreement of CBL/Monroeville Expansion III, LLC*

Exhibit T3B.101	Agreement of Limited Partnership of CBL/Monroeville Expansion Partner, L.P.***

Exhibit T3B.102	Agreement of Limited Partnership of CBL/Monroeville Expansion, L.P.***

Exhibit T3B.103	Not applicable.

Exhibit T3B.104	Limited Liability Company Agreement of CBL/Monroeville II, LLC***

Exhibit T3B.104a	Assignment and Modification to Limited Liability Company Agreement of CBL/Monroeville II, LLC*

Exhibit T3B.105	Limited Liability Company Agreement of CBL/Monroeville III, LLC***

Exhibit T3B.105a	Assignment and Modification to Limited Liability Company Agreement of CBL/Monroeville III, LLC*

Exhibit T3B.106	Agreement of Limited Partnership of CBL/Monroeville Partner, L.P.***

Exhibit T3B.107	Not applicable.

Exhibit T3B.108	Fourth Amended and Restated Agreement of Limited Partnership of CBL/Nashua Limited Partnership***

Exhibit T3B.109	Assignment of Fourth Amended and Restated Agreement of Limited Partnership of CBL/Nashua Limited Partnership***

Exhibit T3B.109a	Assignment and Modification to Fourth Amended and Restated Agreement of Limited Partnership of CBL/Nashua Limited Partnership*

Exhibit T3B.110	Limited Liability Company Agreement of CBL/Old Hickory I, LLC***

Exhibit T3B.110a	Assignment and Modification to Limited Liability Company Agreement of CBL/Old Hickory I, LLC*

Exhibit T3B.111	Limited Liability Company Agreement of CBL/Old Hickory II, LLC***

Exhibit T3B.111a	Assignment and Modification to Limited Liability Company Agreement of CBL/Old Hickory II, LLC*

Exhibit T3B.112	Limited Liability Company Agreement of CBL/Park Plaza GP, LLC***

Exhibit T3B.113	Assignment of Limited Liability Company Agreement of CBL/Park Plaza GP, LLC***

Exhibit T3B.113a	Modification to Limited Liability Company Agreement of CBL/Park Plaza GP, LLC*

Exhibit T3B.114	Amended and Restated Limited Liability Company Agreement of CBL/Park Plaza Mall, LLC***

Exhibit T3B.115	Agreement of Limited Partnership of CBL/Park Plaza, Limited Partnership***

Exhibit T3B.116	Amendment and Assignment of Limited Partnership of CBL/Park Plaza, Limited Partnership***

Exhibit T3B.117	Amended and Restated Limited Liability Company Agreement of CBL/Parkdale Crossing GP, LLC***

Exhibit T3B.117a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of CBL/Parkdale Crossing GP, LLC*

Exhibit T3B.118	Second Amended and Restated Limited Liability Company Agreement of CBL/Parkdale Mall GP, LLC***

Exhibit T3B.118a	Assignment and Modification to Second Amended and Restated Limited Liability Company Agreement of CBL/Parkdale Mall GP, LLC*

Exhibit T3B.119	Amended and Restated Limited Liability Company Regulations of CBL/Parkdale, LLC***

Exhibit T3B.119a	Assignment and Modification to Amended and Restated Limited Liability Company Regulations of CBL/Parkdale, LLC*

Exhibit T3B.120	Bylaws of CBL/Stroud, Inc.***

Exhibit T3B.121	Bylaws of CBL/York, Inc.***

Exhibit T3B.122	Operating Agreement of CBL-840 GC, LLC***

Exhibit T3B.122a	Assignment and Modification to Operating Agreement of CBL-840 GC, LLC*

Exhibit T3B.123	Limited Liability Company of Cross Creek Anchor S GP, LLC***

Exhibit T3B.123a	Assignment and Modification to Limited Liability Company of Cross Creek Anchor S GP, LLC*

Exhibit T3B.124	Amended and Restated Limited Liability Company Agreement of Dakota Square Mall CMBS, LLC***

Exhibit T3B.124a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Dakota Square Mall CMBS, LLC*

Exhibit T3B.125	Limited Liability Company of Dunite Acquisitions, LLC***

Exhibit T3B.126	Transfer of Ownership of Dunite Acquisitions, LLC***

Exhibit T3B.126a	Assignment and Modification to Limited Liability Company of Dunite Acquisitions, LLC*

Exhibit T3B.127	Second Amended and Restated Partnership Agreement of Eastgate Company***

Exhibit T3B.128	Amendment to Second Amended and Restated Partnership Agreement of Eastgate Company***

Exhibit T3B.129	Amended and Restated Limited Liability Company Agreement of Eastland Holding I, LLC***

Exhibit T3B.129a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Eastland Holding I, LLC*

Exhibit T3B.130	Limited Liability Company Agreement of Eastland Holding II, LLC***

Exhibit T3B.130a	Assignment and Modification to Limited Liability Company Agreement of Eastland Holding II, LLC*

Exhibit T3B.131	Third Amended and Restated Limited Liability Company Agreement of Eastland Mall, LLC***

Exhibit T3B.132	Amended and Restated Limited Liability Company Agreement of Eastland Member, LLC***

Exhibit T3B.133	Bylaws of Harford Mall Business Trust***

Exhibit T3B.134	Limited Liability Company Agreement of IV Commons, LLC***

Exhibit T3B.134a	Assignment and Modification to Limited Liability Company Agreement of IV Commons, LLC*

Exhibit T3B.135	Operating Agreement of IV Outparcels, LLC***

Exhibit T3B.135a	Assignment and Modification to Operating Agreement of IV Outparcels, LLC*

Exhibit T3B.136	Amended and Restated Limited Liability Company Agreement of JG Gulf Coast Town Center LLC***

Exhibit T3B.137	Amendment and Assignment to Amended and Restated Limited Liability Company Agreement of JG Gulf Coast Town Center LLC***

Exhibit T3B.138	Second Amended and Restated Operating Agreement of Laurel Park Retail Holding LLC***

Exhibit T3B.139	Assignment of Second Amended and Restated Operating Agreement of Laurel Park Retail Holding LLC***

Exhibit T3B.139a	Assignment and Modification to Second Amended and Restated Operating Agreement of Laurel Park Retail Holding LLC*

Exhibit T3B.140	Amended and Restated Limited Liability Company Agreement of Laurel Park Retail Properties LLC***

Exhibit T3B.141	Amendment to Amended and Restated Limited Liability Company Agreement of Laurel Park Retail Properties LLC***

Exhibit T3B.142	Amended and Restated Agreement of Limited Partnership of Meridian Mall Limited Partnership***

Exhibit T3B.143	Assignment of Amended and Restated Agreement of Limited Partnership of Meridian Mall Limited Partnership***

Exhibit T3B.143a	Assignments and Modification to Amended and Restated Agreement of Limited Partnership of Meridian Mall Limited Partnership*

Exhibit T3B.144	Amended and Restated Limited Liability Company Agreement of Mid Rivers Land LLC***

Exhibit T3B.145	Amendment and Assignment of Amended and Restated Limited Liability Company Agreement of Mid Rivers Land LLC***

Exhibit T3B.145a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Mid Rivers Land LLC*

Exhibit T3B.146	Amended and Restated Limited Liability Company Agreement of Mid Rivers Mall CMBS, LLC***

Exhibit T3B.147	Agreement of Limited Partnership of Monroeville Anchor Limited Partnership***

Exhibit T3B.148	Limited Liability Company Agreement of Mortgage Holdings, LLC***

Exhibit T3B.148a	Assignment and Modification to Limited Liability Company Agreement of Mortgage Holdings, LLC*

Exhibit T3B.149	Limited Liability Company Agreement of Multi-GP Holdings, LLC***

Exhibit T3B.149a	Assignment and Modification to Limited Liability Company Agreement of Multi-GP Holdings, LLC*

Exhibit T3B.150	Amended and Restated Limited Liability Company Agreement of Northpark Mall/Joplin, LLC***

Exhibit T3B.150a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of Northpark Mall/Joplin, LLC*

Exhibit T3B.151	Second Amended and Restated Partnership Agreement of Old Hickory Mall Venture***

Exhibit T3B.152	Amended and Restated Limited Liability Company Agreement of Old Hickory Mall Venture II, LLC***

Exhibit T3B.153	Agreement of Limited Partnership of Parkdale Crossing Limited Partnership***

Exhibit T3B.154	Amendment and Assignment of Agreement of Limited Partnership of Parkdale Crossing Limited Partnership***

Exhibit T3B.154a	Assignment and Modification to Agreement of Limited Partnership of Parkdale Crossing Limited Partnership*

Exhibit T3B.155	Third Amended and Restated Agreement of Limited Partnership of Parkdale Mall Associates, L.P.***

Exhibit T3B.156	Amendment to Third Amended and Restated Agreement of Limited Partnership of Parkdale Mall Associates, L.P.***

Exhibit T3B.156a	Assignment and Modification to Third Amended and Restated Agreement of Limited Partnership of Parkdale Mall Associates, L.P.*

Exhibit T3B.157	Second Amended and Restated Agreement of Limited Partnership of Parkway Place Limited Partnership***

Exhibit T3B.158	Assignment of Second Amended and Restated Agreement of Limited Partnership of Parkway Place Limited Partnership***

Exhibit T3B.158a	Assignment and Modification to Second Amended and Restated Agreement of Limited Partnership of Parkway Place Limited Partnership*

Exhibit T3B.159	Amended and Restated Limited Liability Company Agreement of Parkway Place SPE, LLC***

Exhibit T3B.160	Third Amended and Restated Agreement of Limited Partnership of Seacoast Shopping Center Limited Partnership***

Exhibit T3B.161	Assignment and Amendment of Third Amended and Restated Agreement of Limited Partnership of Seacoast Shopping Center Limited Partnership***

Exhibit T3B.161a	Assignment and Modification to Third Amended and Restated Agreement of Limited Partnership of Seacoast Shopping Center Limited Partnership*

Exhibit T3B.162	Amended and Restated Limited Liability Company Agreement of South County Shoppingtown LLC***

Exhibit T3B.162a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of South County Shoppingtown LLC*

Exhibit T3B.163	Amended and Restated Limited Liability Company Agreement of St. Clair Square SPE, LLC***

Exhibit T3B.163a	Assignment and Modification to Amended and Restated Limited Liability Company Agreement of St. Clair Square SPE, LLC*

Exhibit T3B.164	Second Amended and Restated Limited Liability Company Agreement of Stroud Mall, LLC***

Exhibit T3B.164a	Assignment and Modification to Second Amended and Restated Limited Liability Company Agreement of Stroud Mall, LLC*

Exhibit T3B.165	Limited Liability Company Agreement of Tenn-GP Holdings, LLC***

Exhibit T3B.165a	Assignment and Modification to Limited Liability Company Agreement of Tenn-GP Holdings, LLC*

Exhibit T3B.166	Bylaws of Volusia Mall GP, Inc.***

Exhibit T3B.167	Agreement of Limited Partnership of Volusia Mall Limited Partnership***

Exhibit T3B.168	Assignment and Amendment to Agreement of Limited Partnership of Volusia Mall Limited Partnership***

Exhibit T3B.168a	Assignment and Modification to Agreement of Limited Partnership of Volusia Mall Limited Partnership*

Exhibit T3B.169	Agreement of Limited Partnership of WestGate Mall Limited Partnership***

Exhibit T3B.170	Amendment to Agreement of Limited Partnership of WestGate Mall Limited Partnership***

Exhibit T3B.170a	Assignment and Modification to Agreement of Limited Partnership of WestGate Mall Limited Partnership*

Exhibit T3B.171	Amended and Restated Agreement of Limited Partnership of York Galleria Limited Partnership***

Exhibit T3B.171a	Assignment and Modification to Amended and Restated Agreement of Limited Partnership of York Galleria Limited Partnership*

Exhibit T3B.172	Limited Liability Company Agreement of 2030 Insurance, LLC***

Exhibit T3B.172a	Assignment and Modification Limited Liability Company Agreement of 2030 Insurance, LLC*

Exhibit T3B.173	Limited Liability Company Agreement of Acadiana Outparcel, LLC***

Exhibit T3B.174	Limited Liability Company Agreement of Madison OP Outparcel Ground, LLC***

Exhibit T3B.175	Omnibus Amendment to the Governing Agreements of Certain Guarantors***

Exhibit T3B.176	Limited Liability Company Agreement of CBL/Regency I, LLC*

Exhibit T3B.177	Assignment of Limited Liability Company Agreement of CBL/Regency I, LLC*

Exhibit T3B.177a	Assignment and Modification Limited Liability Company Agreement of CBL/Regency I, LLC*

Exhibit T3C.1	Form of New Notes Indenture of CBL & Associates HoldCo II, LLC, the guarantors named therein and the trustee and collateral agent for the 10.0% New Senior Secured Notes due 2029 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on October 27, 2021).**

Exhibit T3C.2	Form of New Exchangeable Notes Indenture of CBL & Associates HoldCo II, LLC, the guarantors named therein and the trustee and collateral agent for the 7.0% New Exchangeable Notes due 2028 (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on October 27, 2021).**

Exhibit T3D.1	Not Applicable.

Exhibit T3E.1	Amended Disclosure Statement relating to the Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and its Affiliated Debtors, dated May 26, 2021 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on May 26, 2021).**

Exhibit T3E.2	Third Amended Joint Chapter 11 Plan (with technical modifications) of CBL & Associates Properties, Inc. and its Affiliated Debtors, dated August 9, 2021 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by CBL & Associates Properties, Inc. on August 10, 2021).**

Exhibit T3F.1	Cross-reference sheet showing the location in the New Notes Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C.1 hereto).***

Exhibit T3F.2	Cross-reference sheet showing the location in the New Exchangeable Notes Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included in Exhibit T3C.2 hereto).**

Exhibit 25.1	Statement of Eligibility and Qualification on Form T-1 of the trustee under the New Notes Indenture and the New Exchangeable Notes Indenture to be qualified.***

Exhibit 25.2	Not Applicable

Exhibit 99.1	Affiliates of the Applicants as of the date of this Application.***

Exhibit 99.2	Affiliates of the Applicants as of the Plan Effective Date.***

*	Filed herewith.
**	Incorporated by reference.
***	Incorporated by reference to corresponding exhibit to the First Supplemental Filing.

[SIGNATURE PAGES FOLLOW.]

SIGNATURES

CBL/GP V, INC.

DEVELOPMENT OPTIONS, INC.

By the following who serve as the Board of Directors of each of the above listed corporations:

/s/ Charles B. Lebovitz
Charles B. Lebovitz

/s/ Stephen D. Lebovitz
Stephen D. Lebovitz

HARFORD MALL BUSINESS TRUST

By its Board of Trustees:

/s/ Charles B. Lebovitz
Charles B. Lebovitz

/s/ Stephen D. Lebovitz
Stephen D. Lebovitz

CBL & ASSOCIATES HOLDCO II, LLC

By: CBL & Associates Limited Partnership, its sole member

By: CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL & ASSOCIATES MANAGEMENT, INC.

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL BI DEVELOPMENTS II MEMBER, LLC
CBL BI DEVELOPMENTS MEMBER, LLC
CBL CENTER HOLDCO, LLC
CBL EL PASO OUTPARCEL MEMBER, LLC
CBL LOUISVILLE OUTPARCEL MEMBER, LLC
CBL MANAGEMENT HOLDCO, LLC
CBL WOODSTOCK OUTPARCEL MEMBER, LLC
CBL/MSC II, LLC
PORT ORANGE HOLDINGS II, LLC

By: CBL & Associates Management, Inc., as the sole member of each of the above listed limited liability companies

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/GULF COAST, LLC CBL COOLSPRINGS CROSSING HOLDCO GP, LLC CROSS CREEK ANCHOR S GP, LLC MADISON OP OUTPARCEL GROUND, LLC
ALAMANCE CROSSING, LLC
CBL EL PASO MEMBER, LLC
CBL FREMAUX MEMBER, LLC
CBL GETTYSBURG MEMBER, LLC
CBL HP HOTEL MEMBER, LLC
CBL LAREDO MEMBER, LLC
CBL LOUISVILLE MEMBER, LLC
CBL WOODSTOCK MEMBER, LLC
CBL/MSC, LLC
CBL/PENN INVESTMENTS, LLC
CBL/YORK TOWN CENTER GP, LLC
JEFFERSON MALL COMPANY II, LLC
NORTH CHARLESTON JOINT VENTURE II, LLC
CROSS CREEK ANCHOR S GP, LLC

By:	CBL Outparcel HoldCo, LLC, its sole member

By:	CBL & Associates HoldCo II, LLC, its sole member

By:	CBL & Associates Limited Partnership, its sole member and chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

2030 INSURANCE, LLC
ALAMANCE CROSSING, LLC
ASHEVILLE, LLC
CBL BROOKFIELD SEARS & STREET SHOPS HOLDCO, LLC
CBL EL PASO MEMBER, LLC
CBL HP HOTEL MEMBER, LLC
CBL JARNIGAN HOLDCO, LLC
CBL LAREDO MEMBER, LLC
CBL LEBCON HOLDCO, LLC
CBL LEBCON I HOLDCO, LLC
CBL LEBCON HOLDCO LP, LLC
CBL LEBCON I HOLDCO LP, LLC
CBL LOUISVILLE MEMBER, LLC
CBL OUTPARCEL HOLDCO, LLC
CBL TERRACE HOLDCO, LLC
CBL WOODSTOCK MEMBER, LLC
CBL/PENN INVESTMENTS, LLC
JEFFERSON MALL COMPANY II, LLC
NORTH CHARLESTON JOINT VENTURE II, LLC

By:	CBL & Associates HoldCo II, LLC,
as the sole member of each of the above listed limited liability companies

By:	CBL & Associates Limited Partnership,
its sole member

By:	CBL Holdings I, Inc.,
its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL AMBASSADOR MEMBER, LLC

CBL EAGLE POINT MEMBER, LLC

CBL FREMAUX MEMBER, LLC

CBL GETTYSBURG MEMBER, LLC

CBL STATESBORO MEMBER, LLC

CBL/J I, LLC

CBL/J II, LLC

CBL/KENTUCKY OAKS, LLC

CBL/MONROEVILLE EXPANSION I, LLC

CBL/MONROEVILLE EXPANSION II, LLC

CBL/MONROEVILLE EXPANSION III, LLC

CBL/MONROEVILLE II, LLC

CBL/MONROEVILLE III, LLC

CBL/MSC, LLC

CBL/PARK PLAZA GP, LLC

CBL/PARKDALE CROSSING GP, LLC

CBL/PARKDALE MALL GP, LLC

CBL/PARKDALE, LLC

CBL/REGENCY I, LLC

CBL/YORK TOWN CENTER GP, LLC

CBL/YORK TOWN CENTER, LLC

CBL-D’IBERVILLE MEMBER, LLC

CBL-TRS MEMBER I, LLC

DAKOTA SQUARE MALL CMBS, LLC

EASTLAND HOLDING I, LLC

EASTLAND HOLDING II, LLC

EASTLAND MALL, LLC

EASTLAND MEMBER, LLC

HAMMOCK LANDING/WEST MELBOURNE, LLC

IV COMMONS, LLC

LAUREL PARK RETAIL PROPERTIES LLC

LAUREL PARK RETAIL HOLDING LLC

MID RIVERS LAND LLC

MID RIVERS MALL CMBS, LLC

MORTGAGE HOLDINGS, LLC

MULTI-GP HOLDINGS, LLC

NORTHPARK MALL/JOPLIN, LLC

OAK PARK HOLDING I, LLC

SOUTH COUNTY SHOPPINGTOWN LLC

ST. CLAIR SQUARE SPE, LLC

TENN-GP HOLDINGS, LLC

THE PAVILION AT PORT ORANGE, LLC

By:	CBL & Associates Limited Partnership
as the chief manager of the above listed limited liability companies

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

BROOKFIELD SQUARE JOINT VENTURE, an Ohio general partnership

By:	CBL/Brookfield I, LLC, its Managing Partner

By:	CBL/J I, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

THE GALLERIA ASSOCIATES, L.P.

By:	CBL CoolSprings Crossing HoldCo GP, LLC, its general partner

By:	CBL Outparcel HoldCo, LLC, its sole member

By:

CBL & Associates HoldCo II, LLC,

its sole member

By:	CBL & Associates Limited Partnership, its sole member and chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CROSS CREEK MALL, LLC

By: Henderson Square Limited Partnership, its sole member and chief manager

By: CBL/GP, Inc., its sole general partner

By: CBL & Associates Management, Inc., its sole shareholder

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

HENDERSON SQUARE LIMITED PARTNERSHIP

By: CBL/GP, Inc., its sole general partner

By: CBL & Associates Management, Inc., its sole shareholder

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CW JOINT VENTURE, LLC

By:	CBL & Associates Limited Partnership, its Manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

LEXINGTON JOINT VENTURE

By: CBL/Fayette I, LLC, its managing partner

By: CBL/J I, LLC, its chief manager

By: CBL & Associates Limited Partnership, its chief manager

By: CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

MONTGOMERY PARTNERS, L.P.

By:	CBL/GP VI, Inc., its general partner

By: CBL & Associates Management, Inc., its sole shareholder

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

PARKDALE MALL, LLC

By: CBL/Parkdale Mall GP, LLC, its chief manager

By: CBL & Associates Limited Partnership, its chief manager

By: CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

SOUTHPARK MALL, LLC

By: Seacoast Shopping Center Limited Partnership, its sole member and chief manager

By: CBL & Associates HoldCo II, LLC, its sole general partner

By: CBL & Associates Limited Partnership, its sole member

By: CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

VOLUSIA MALL MEMBER SPE, LLC

By:	Volusia Mall Limited Partnership, its sole member and chief manager

By:	Volusia Mall GP, Inc., its general partner

By:	CBL & Associates Management, Inc., its sole shareholder

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

WESTGATE MALL II, LLC

By: Westgate Mall Limited Partnership, its sole member and chief manager

By: CBL/GP II, Inc., its general partner

By: CBL & Associates Management, Inc., its sole shareholder

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

ARBOR PLACE LIMITED PARTNERSHIP

By:	Multi-GP Holdings, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its Chief Manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/BROOKFIELD I, LLC
CBL/BROOKFIELD II, LLC
CBL/FAYETTE I, LLC
CBL/FAYETTE II, LLC

By:	CBL/J I, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/EASTGATE I, LLC
CBL/EASTGATE II, LLC
CBL/OLD HICKORY I, LLC
CBL/OLD HICKORY II, LLC

By:	CBL/J II, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/EASTGATE MALL, LLC

By:	Eastgate Company, its sole member and chief manager

By:	CBL/Eastgate I, LLC, its managing partner

By:	CBL/J II, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/MONROEVILLE PARTNER, L.P.
MONROEVILLE ANCHOR LIMITED PARTNERSHIP

By:	CBL/Monroeville II, LLC its sole general partner

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/MONROEVILLE EXPANSION, L.P.,

By:	CBL/Monroeville Expansion I, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/MONROEVILLE EXPANSION PARTNER, L.P.,
a Pennsylvania limited partnership

By:	CBL/Monroeville Expansion II, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/NASHUA LIMITED PARTNERSHIP
PARKWAY PLACE LIMITED PARTNERSHIP
SEACOAST SHOPPING CENTER LIMITED PARTNERSHIP

By:	CBL & Associates HoldCo II, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its sole member

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/PARK PLAZA MALL, LLC

By:	CBL/Park Plaza, Limited Partnership, its sole member and Chief Manager

By:	CBL/Park Plaza GP, LLC, its general partner

By:	CW Joint Venture, LLC, its sole member and chief manager

By:	CBL & Associates Limited Partnership, its manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/PARK PLAZA, LIMITED PARTNERSHIP

By:	CBL/Park Plaza GP, LLC, its general partner

By:	CW Joint Venture, LLC, its sole member and chief manager

By:	CBL & Associates Limited Partnership, its manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/PARKDALE CROSSING, L.P. PARKDALE CROSSING LIMITED PARTNERSHIP

By:	CBL/Parkdale Crossing GP, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/GP CARY, INC.
CBL/GP II, INC.
CBL/GP VI, INC.
CBL/GP, INC.
CBL/STROUD, INC.
CBL/YORK, INC.
VOLUSIA MALL GP, INC.

By:	CBL & Associates Management, Inc., as the sole shareholder of the above listed corporations

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

DUNITE ACQUISITIONS, LLC

By:	CBL & Associates HoldCo II, LLC, its sole and managing member

By:	CBL & Associates Limited Partnership, as its sole member

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

EASTGATE COMPANY

By:	CBL/Eastgate I, LLC, its managing partner

By:	CBL/J II, LLC, its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

ACADIANA OUTPARCEL, LLC

CBL-840 GC, LLC
IV OUTPARCELS, LLC
STROUD MALL, LLC

By:	CBL & Associates Management, Inc., its chief manager

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

JG GULF COAST TOWN CENTER LLC

By:	CBL/Gulf Coast, LLC, its sole and managing member

By:	CBL Outparcel HoldCo, LLC, its sole member

By:	CBL & Associates HoldCo II, LLC, its sole member

By:	CBL & Associates Limited Partnership, its sole member

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

MERIDIAN MALL LIMITED PARTNERSHIP

By:	CBL Outparcel HoldCo, LLC, its sole general partner

By:	CBL & Associates HoldCo II, LLC, its sole member

By:	CBL & Associates Limited Partnership, its sole member

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

OLD HICKORY MALL VENTURE

By:	CBL/Old Hickory I, LLC, its managing partner

By:	CBL/J II, LLC its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc.,

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

OLD HICKORY MALL VENTURE II, LLC

By:	Old Hickory Mall Venture, its chief manager

By:	CBL/Old Hickory I, LLC, its managing partner

By:	CBL/J II, LLC its chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

PARKDALE MALL ASSOCIATES, L.P.

By:	CBL/Parkdale, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

PARKWAY PLACE SPE, LLC

By:	Parkway Place Limited Partnership, its chief manager

By:	CBL & Associates HoldCo II, LLC, its sole general partner

By:	CBL & Associates Limited Partnership, its sole member

By:	CBL Holdings I, Inc., its general partner

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

VOLUSIA MALL LIMITED PARTNERSHIP

By:	Volusia Mall GP, Inc., its general partner

By:	CBL & Associates Management, Inc., its sole shareholder

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

WESTGATE MALL LIMITED PARTNERSHIP

By:	CBL/GP II, Inc., its general partner

By:	CBL & Associates Management, Inc.,
its sole shareholder

By:

Name:	Jeffery V. Curry
Title:	Chief Legal Officer

YORK GALLERIA LIMITED PARTNERSHIP

By:	CBL/York, Inc., its general partner

By:
Name:	Jeffery V. Curry
Title:	Chief Legal Officer